Exhibit 1

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS (Unaudited)

	November 24,	February 24,
	2013	2013
	(Dollars and share data in thousands)

ASSETS

Current assets:
Cash and cash equivalents	$12,576	$22,163
Accounts receivable, net of allowance for doubtful accounts of $185 and $281, respectively	33,176	38,330
Inventory	5,496	6,687
Deferred income taxes	1,597	1,667
Prepaid expenses and other current assets	3,889	3,989

Total current assets	56,734	72,836

Property and equipment, net	9,316	10,443
Intangible assets, net	7,706	7,258
Goodwill	13,013	13,024
Deferred income taxes	9,374	9,687
Deferred financing fees	4,122	6,381
Other assets	1,573	1,795

Total assets	$101,838	$121,424

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND REDEEMABLE ORDINARY STOCK, AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Short-term debt	$8,000	$—
Current portion of long-term debt	5,000	5,000
Accounts payable	7,254	7,763
Accrued expenses	12,420	15,661
Accrued interest payable	3,047	9,238
Income taxes payable	165	500
Deferred revenue	29,067	37,740

Total current liabilities	64,953	75,902

Long-term debt, net of discount	283,140	273,393
Embedded derivatives	21,002	20,252
Long-term deferred income taxes	424	424
Deferred revenue and other long-term liabilities	16,653	17,556

Total liabilities	386,172	387,527

Commitments and contingencies (Note 6)

Redeemable convertible preferred stock and redeemable ordinary stock:
Series A: 7,000 shares authorized; 6,561 shares issued and outstanding at November 24, 2013 and February 24, 2013	124,999	117,923
Series B: 20,524 shares authorized; 4,373 and 3,532 shares issued and outstanding at November 24, 2013 and February 24, 2013, respectively	83,305	63,479
Right to shares of Series B redeemable convertible preferred stock	4,828	5,518
Ordinary shares subject to puts, 767 and 773 shares issued and outstanding at November 24, 2013 and February 24, 2013, respectively	1,151	1,160

Total redeemable convertible preferred stock and redeemable ordinary stock	214,283	188,080

Stockholders’ deficit:
Ordinary stock, $0.5801 par value, 181,003 shares authorized; 28,045 and 28,039 shares issued and outstanding at November 24, 2013 and February 24, 2013, respectively	16,269	16,265
Series A ordinary stock: $0.5801 par value, 7,678 shares authorized; 0 shares issued and outstanding at November 24, 2013 and February 24, 2013	—	—
Series B ordinary stock: $0.5801 par value, 90,115 shares authorized; 19,204 and 15,512 shares issued and outstanding at November 24, 2013 and February 24, 2013	11,140	8,998
Additional paid-in-capital	—	—
Accumulated deficit	(524,866)	(478,778)
Accumulated other comprehensive loss	(1,160)	(668)

Total stockholders’ deficit	(498,617)	(454,183)

Total liabilities, redeemable convertible preferred stock and redeemable ordinary stock, and stockholders’ deficit	$101,838	$121,424

The accompanying notes are an integral part of the interim consolidated financial statements.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	13 weeks ended		39 weeks ended
	November 24,	November 25,	November 24,	November 25,
	2013	2012	2013	2012
	(Dollars in thousands)
REVENUE
Product	$15,431	$15,627	$49,712	$55,097
Service	31,700	33,360	96,108	98,918

Total revenue	47,131	48,987	145,820	154,015

COST OF REVENUE
Product	7,367	6,566	22,616	22,197
Service	12,457	13,393	38,505	41,246

Total cost of revenue	19,824	19,959	61,121	63,443

Gross profit	27,307	29,028	84,699	90,572

OPERATING EXPENSES
Research and development	5,343	6,162	17,539	18,985
Sales and marketing	7,800	8,253	22,983	24,221
General and administrative	4,640	5,583	15,371	15,999
Restructuring charges	672	111	1,946	188
Management fees	300	300	900	900

Total operating expenses	18,755	20,409	58,739	60,293

Profit from operations	8,552	8,619	25,960	30,279

Interest income	2	7	5	17
Interest expense	(13,058)	(12,486)	(39,060)	(37,412)
Loss on extinguishment of debt	—	—	(829)	(939)
(Loss) gain in change on fair value for embedded derivatives	(372)	5,493	(1,375)	4,668
Other expense, net	(451)	(122)	(783)	(477)

(Loss) income before income taxes	(5,327)	1,511	(16,082)	(3,864)
Income taxes	518	447	1,617	2,219

Net (loss) income	$(5,845)	$1,064	$(17,699)	$(6,083)

The accompanying notes are an integral part of the interim consolidated financial statements.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (Unaudited)

	13 weeks ended		39 weeks ended
	November 24, 2013	November 25, 2012	November 24, 2013	November 25, 2012
	(Dollars in thousands)		(Dollars in thousands)
Net (loss) income	$(5,845)	$1,064	$(17,699)	$(6,083)

Other comprehensive income (loss), net of taxes:
Cumulative translation adjustments	102	25	(503)	(422)

Changes in market value of equity security:
Unrealized income (loss), net of taxes	6	(1)	11	(3)

Comprehensive (loss) income	$(5,737)	$1,088	$(18,191)	$(6,508)

The accompanying notes are an integral part of the interim consolidated financial statements.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK, REDEEMABLE ORDINARY STOCK AND STOCKHOLDERS’ DEFICIT (Unaudited)

	Series A Redeemable Convertible Preferred		Series B Redeemable Convertible Preferred		Right to Shares of Series B Redeemable Convertible Preferred		Ordinary Shares Subject to Puts		Total Redeemable Convertible Preferred and Redeemable Ordinary Stock	Ordinary Stock		Series B Ordinary Stock		Additional Paid-in Capital	Accu- mulated Deficit	Accu- mulated Other Compre- hensive Loss	Total Stock- holders’ Deficit
	Shares	Value	Shares	Value	Shares	Par Value	Shares	Par Value	Ordinary Stock	Shares	Par value	Shares	Par value
	(Dollars in thousands)

Balance at February 24, 2013	6,561	$117,923	3,532	$63,479	—	$5,518	773	$1,160	$188,080	28,039	$16,265	15,512	$8,998	$—	$(478,778)	$(668)	$(454,183)

Net loss															(17,699)		(17,699)
Unrealized foreign currency translation adjustment																(503)	(503)
Unrealized income on corporate equity security, net of tax of $1																11	11
Issuance of Series B preferred shares, net of issuance cost of $133			841	557		(690)			(133)								—
Accretion of Series B preferred stock to redemption value				19,269					19,269					(47)	(19,222)		(19,269)
Accretion of Series A preferred stock to redemption value		7,076							7,076					(55)	(7,021)		(7,076)
Issuance of Series B ordinary shares, net of issuance cost of $11												3,692	2,142	(7)	(2,146)		(11)
Change in ordinary shares subject to puts							(6)	(9)	(9)	6	4			5			9
Stock-based compensation expense														104			104

Balance at November 24, 2013	6,561	$124,999	4,373	$83,305	—	$4,828	767	$1,151	$214,283	28,045	$16,269	19,204	$11,140	—	$(524,866)	$(1,160)	$(498,617)

The accompanying notes are an integral part of the interim consolidated financial statements.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	39 weeks ended
	November 24,	November 25,
	2013	2012
	(Dollars in thousands)
OPERATING ACTIVITIES
Cash flows (used in) provided by operating activities:
Net loss	$(17,699)	$(6,083)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,112	5,281
Amortization of deferred financing costs and debt discount	9,755	8,704
Stock-based compensation	104	160
Provision for recovery of doubtful accounts	(249)	(39)
Inventory provision	1,249	490
Loss on extinguishment of debt	829	939
Premium on excess cash flow payment	(1,001)	(999)
Loss (gain) on change in fair value of embedded derivatives	1,375	(4,668)
Loss on sale of asset	—	31
Loss on retirement of property and equipment	49	84
Interest payable-in-kind	6,987	6,385
Changes in assets and liabilities
Accounts receivable	5,142	5,755
Inventory	(706)	(418)
Prepaid expenses and other current assets	108	317
Accounts payable	(394)	(665)
Accrued expenses	(3,203)	(818)
Accrued interest	(6,191)	(6,417)
Income taxes payable	(81)	531
Deferred revenue	(9,501)	(5,109)
Other long-term assets and liabilities	702	2,184

Net cash (used in) provided by operating activities	(7,613)	5,645

INVESTING ACTIVITIES
Cash flows used in investing activities:
Acquisition of property and equipment	(2,870)	(4,872)
Acquisition of business, net of cash acquired	—	(6,821)
Capitalization of software development costs	(1,387)	—
Acquisition of other long-term assets	(93)	(100)

Net cash used in investing activities	(4,350)	(11,793)

FINANCING ACTIVITIES
Cash flows provided by (used in) financing activities:
Proceeds from revolving credit facility	8,000	—
Payments on long-term debt	(5,005)	(4,995)
Payment of equity issuance fees	(144)	—

Net cash provided by (used in) financing activities	2,851	(4,995)
Effect of exchange rate changes on cash	(475)	(401)

Net decrease in cash and cash equivalents	(9,587)	(11,544)
Cash and cash equivalents at beginning of period	22,163	27,510

Cash and cash equivalents at end of period	$12,576	$15,966

Supplemental cash flow information:
Supplemental disclosure of non-cash investing and financing activities; Accretion of preferred stock Series A	$7,076	$6,551
Supplemental disclosure of non-cash investing and financing activities; Accretion of preferred stock Series B	19,826	3,527

The accompanying notes are an integral part of the interim consolidated financial statements.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(Dollars in thousands)

NOTE 1 — NATURE OF BUSINESS

Stratus Technologies Bermuda Holdings Ltd. (“Stratus” or the “Company”) is a leading global provider of a differentiated suite of high availability solutions for mission-critical enterprise applications for the enterprise data center and small to medium-sized businesses. The Company’s customer base includes some of the most recognizable companies in the world across a variety of large industries, including financial services, healthcare and life sciences, manufacturing and logistics, and government and public safety. These customers rely on our products and services for their critical computer-based operations that they require to be continuously or highly available for the proper functioning of their businesses.

Stratus’ suite of products includes servers, services and software. The servers utilize a true, fault-tolerant systems architecture supported by a value-added services platform, which together provide industry-leading continuous availability with greater than 99.999% uptime (i.e., less than five minutes of annual unplanned downtime). The Company’s value-added services include maintenance services and managed services. Maintenance services are comprised of remote service management, predictive fault detection, root cause analysis and uptime guarantees. Managed services include long-term engagements where we manage many elements of a customer’s mission-critical server environment, as well as onsite consulting and project management. Software includes high availability and fault tolerant solutions using industry-standard x86 servers.

The Company provides its products and services through direct sales and third-party channels, including distributors, value-added resellers, independent software vendors and systems integrators around the world. As of November 24, 2013, the Company employed 508 people globally.

Liquidity

The Company believes its cash on hand, expected future operating cash inflows and borrowings available under our Revolving Credit Facility will be sufficient to fund operations, debt payment requirements and capital expenditures and to maintain compliance with the covenants under the Company’s debt agreements over the next twelve month period. However, there is no assurance that cash flows from operations and additional financings will be available in the future to fund such obligations in the long-term. Should the Company not maintain compliance with the covenants under its debt agreements the Company would not have the funds to repay the debt should the creditors demand payment and there can be no assurance that the Company will be able to refinance any of the indebtedness obligations on commercially reasonable terms or at all. Currently $200,003 and $104,784 of the Company’s outstanding debt becomes due in March 2015 and June 2015, respectively. Additionally, the Company’s Revolving Credit Facility expires September 29, 2014 and there can be no assurance that the Company will be able to refinance, enter into a new facility with reasonable terms, or at all. There is currently $8,000 cash borrowings outstanding and $1,000 stand-by letter of credit applied against the Revolving Credit Facility. The Company currently anticipates that it will not have the funds to repay the debt upon maturity and will most likely seek to refinance or restructure the debt in the future.

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company operates on a 52-to-53 week fiscal year that ends on the Sunday closest to the last day of February. The unaudited interim consolidated financial statements include the accounts of the Company and its 100% owned subsidiaries. These unaudited interim consolidated financial statements are for the period covering the thirteen weeks and thirty-nine weeks ended November 24, 2013 (also referred to as the “quarter-to-date fiscal period ended November 24, 2013” or the “year-to-date fiscal period ended November 24, 2013”) and the period covering the thirteen weeks and thirty-nine weeks ended November 25, 2012 (also referred to as the “quarter-to-date fiscal period ended November 25, 2012” or the “year-to-date fiscal period ended November 25, 2012”). All intercompany accounts and transactions have been eliminated.

The accompanying unaudited interim consolidated financial statements do not include all of the information and note disclosures required by generally accepted accounting principles (“GAAP”) in the United States.

These unaudited interim consolidated financial statements have been prepared based upon Securities and Exchange Commission (“SEC”) rules that permit reduced disclosure for interim periods. It is management’s opinion that the accompanying unaudited interim consolidated financial statements reflect all adjustments (which are normal and recurring) that are necessary for a fair statement of the results for the interim periods. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. For a more complete discussion of

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

significant accounting policies and certain other information, these consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto included in the Company’s annual report on Form 20-F for the year ended February 24, 2013.

The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year.

Revision of Prior Period Financial Statements

In fiscal 2013, the Company identified certain prior period errors, primarily relating to the timing of recognition of customer service revenue, which affected all previously filed interim financial results and the annual financial results. None of these prior period errors impacted total cash flows from operations, investing or financing activities. The Company concluded these errors were not material, individually or in the aggregate, to any of the prior reporting periods and reflected these corrections as a revision of the consolidated financial statements previously filed. See the Company’s fiscal 2013 annual report filed on Form 20-F for more information on the revision.

The following tables summarize the effects of the errors on the prior period financial statements:

	Period Ended November 25, 2012
	13 Weeks Ended			39 Nine Weeks Ended
	As reported	Adjustments	As revised	As reported	Adjustments	As revised

Product revenue	$15,627	$—	$15,627	$55,023	$74	$55,097
Service revenue	33,417	(57)	33,360	99,134	(216)	98,918
Cost of revenue	19,959	—	19,959	63,990	(547)	63,443
Other expense	(122)	—	(122)	(507)	30	(477)
Income (loss) before income taxes	1,568	(57)	1,511	(4,298)	434	(3,864)
Income taxes	429	18	447	2,131	88	2,219
Net income (loss)	1,139	(75)	1,064	(6,429)	346	(6,083)

	Period Ended November 25, 2012
	13 Weeks Ended			39 Weeks Ended
	As reported	Adjustments	As revised	As reported	Adjustments	As revised

Net income (loss)	$1,140	$(76)	$1,064	$(6,428)	$345	$(6,083)
Unrealized foreign currency translation adjustment	25	—	25	(663)	241	(422)
Comprehensive income (loss)	1,164	(76)	1,088	(7,094)	586	(6,508)

Revenue recognition

The Company derives revenue from the sale of products, post contract support, and solution services. The Company’s transactions frequently include the sale of products and services under multiple element arrangements. The products, which consist of hardware servers with embedded value-added software and software-only licenses, and services, are sold to end users, resellers and other third-party channels. The Company’s hardware servers are always enabled with the embedded value added software as they function together to deliver the server’s functionality.

Revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or performance of the services has occurred, title and risk of loss has passed to the customer, the sales price is fixed or determinable, and collectability is reasonably assured (or probable for those arrangements accounted for under the software revenue recognition guidance).

The accounting standards for revenue recognition exclude tangible products containing software components and non-software components that function together to deliver the products essential functionality from the scope of industry specific software revenue recognition guidance. For new contracts entered into or modified on or after February 28, 2011 which contain multiple elements and software and non-software components that function together to deliver the tangible product’s essential functionality, the Company allocates revenue to each element based on a selling price hierarchy. The selling price for a deliverable is based on vendor specific evidence (“VSOE”), if available, third party evidence (“TPE”) if VSOE is not available, and best estimate selling price (“BESP”) if neither VSOE nor TPE is available. The Company then recognizes revenue for each deliverable based on its relative selling price.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

VSOE is based upon the amount charged when an element is sold separately. The Company does not have VSOE for its hardware and software product offerings because substantially all transactions involving the Company’s products are sold together with other elements, such as post contract support and/or other services. TPE is established by evaluating largely interchangeable competitor products in stand-alone sales to similarly situated customers. However, the Company is not typically able to determine TPE because the Company’s products contain a significant element of proprietary value added technology that offers substantially different features and functionality enabling fault tolerance, unlike any other product in the market. The Company has established VSOE on certain of its service offerings. Post contract support VSOE is supported by a substantive maintenance renewal clause coupled with consistent pricing year over year after initially being established. Solution services VSOE is supported by consistent hourly rates charged for such services. If the arrangement contains both software enabled hardware and software-only deliverables, the arrangement consideration is then allocated to software enabled hardware and the software-only deliverables as a group using the relative selling prices based on the selling price hierarchy described above.

When the Company is unable to establish VSOE or TPE for its products, the Company uses BESP in its allocation of the arrangement consideration. The objective of BESP is to determine the price the Company would typically sell the product for on a stand-alone basis. The Company’s discounts vary, and overall average discounts differ from quarter to quarter. However, the Company does sell based on market demands and maintains consistent positive margins and management controls product discounts based on the projected product margins for each transaction. Therefore a margin based BESP has been determined to be most appropriate. The Company has determined BESP for its products based upon geography, operating system, and performance functionality. The Company reviews this margin based BESP on a periodic basis based upon the consistency of product pricing.

For software-only products and all product transactions entered into on or prior to February 27, 2011, the Company recognizes revenue under the software revenue recognition guidance and allocates revenue for multiple element arrangements for which VSOE exists for all undelivered elements using the “residual method”. The company uses the residual method to allocate revenue between the software license and post contract support (“PCS”) for arrangements accounted for under the software revenue recognition guidance. The company’s VSOE of fair value for PCS in software arrangements is based on substantive renewal rates. The company’s software license contracts include first year PCS bundled with the software license. These contracts also have a stated renewal rate for optional PCS renewals in the following year. The majority of customers renew PCS after the first year and such renewals are generally at stated renewal rates. The value of the services is determined using VSOE and deferred initially and then recognized ratably over the maintenance period or as delivered for solution services. The residual amount of the order is then allocated to and recognized for delivered elements.

The Company limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services, future performance obligations, or subject to customer specific return or refund privileges. If an arrangement includes subjective or other customer acceptance provisions beyond standard acceptance provisions that the product conforms to standard published specifications, revenue recognition occurs upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.

Maintenance and support services are recognized ratably over the life of the maintenance and support service period, which typically is one year, and maintenance agreements automatically renew until such time as termination is invoked per the contract. Maintenance and support services include parts replacement and repair, telephone support, and unspecified rights to operating system upgrades and enhancements on a when and if available basis. Installation and other consulting service revenues are recognized as performed, subject to all other revenue recognition criteria being met. Solution services typically include migration services, performance analysis, application support, managed services and various other consulting services, none of which is considered essential to the functionality of the Company’s products.

If the fee due from the customer is not fixed or determinable, inclusive of when payment terms greater than 90 days have been granted, revenue is recognized as payment is due, assuming all other revenue recognition criteria have been met. If collection is not considered reasonably assured (or probable for those arrangements accounted for under the software revenue recognition guidance), revenue is recognized upon receipt of cash. In certain regions or countries where collection risk is considered to be high, such as Latin America, and certain Asian and Eastern European countries, revenue is generally recognized only when full cash payment is received from the customer or when a formal letter of credit, or bank guarantee has been put in place.

Revenue for arrangements with resellers is generally recognized when the Company delivers product as designated by the reseller, and all other revenue recognition criteria have been met. Delivery is generally directly to end users or to the reseller if the reseller is integrating the product into its offering or otherwise designates such. If the Company continues to participate in sales to the end user, revenue is deferred and recognized when product is sold through to the end user based on evidence provided by the reseller.

Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of revenue. Sales tax, value-added tax, consumption tax and any other similar taxes are excluded from revenue.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

New Accounting Guidance

In July 2012, a pronouncement was issued that amended the guidance for indefinite lived intangible impairment testing. The pronouncement allows an entity to perform an initial qualitative assessment to determine whether it is “more likely than not” that the fair value of the reporting unit is less than its carrying amount. This assessment is used as a basis for determining whether it is necessary to perform the quantitative test under Accounting Standards Codification (“ASC”) 350-30, “Intangibles – Goodwill and Other – General Intangibles Other than Goodwill.” The authoritative guidance does not amend the requirement to test indefinite-lived intangible assets annually for impairment. In addition, the authoritative guidance does not amend the requirement to test these assets for impairment between annual tests if there is a change in events or circumstances. The methodology for how the value of indefinite lived intangible assets are calculated, assigned to the reporting unit and the application of the two step impairment test have not been revised. The authoritative guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The Company adopted this pronouncement as of February 25, 2013. The adoption of this new accounting standard did not have a significant impact on the Company’s consolidated financial Statements.

Cash and cash equivalents

Cash equivalents include investments with maturities of three months or less at time of purchase and primarily consist of a highly liquid money market fund. The Company had $501 and $61 recorded as cash equivalents as of November 24, 2013 and February 24, 2013, respectively.

Restricted cash

The Company had $100 and $106 of restricted cash in other long-term assets at November 24, 2013 and February 24, 2013, respectively, for cash collateral obligations required in the ordinary course of business.

Fair value measurements

In accordance with the accounting standards for fair value measurements and disclosures, certain of the Company’s assets and liabilities, including those associated with the 12% Senior Secured Notes due 2015 of Stratus Technologies, Inc. (collectively, the “Senior Secured Notes” or the “Notes”) and the Second Amendment to the First Amended and Restated Second Lien Credit Agreement (“Lien 2”) are measured at fair value. Fair value is defined as the price at which an asset would be sold or a liability would be transferred in an orderly transaction between market participants at the measurement date. The Company determines fair values using the following hierarchy:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

The following tables represent the Company’s fair value hierarchy for the Company’s financial assets and liabilities measured at fair value as of November 24, 2013 and February 24, 2013:

	Total
	November 24
	2013	Level 1	Level 2	Level 3
Assets:
Cash equivalents in a highly liquid money market fund	$501	$501	$—	$—
Investment in corporate equity security	39	39	—	—

Total	$540	$540	$—	$—

Liabilities:
Senior Secured Notes, carried at amortized cost	$200,506	$—	$—	$200,506
Second Lien Credit Facility, carried at amortized cost	103,742	—	—	103,742
Embedded derivatives in Senior Secured Notes	21,002	—	—	21,002

Total	$325,250	$—	$—	$325,250

	Total February 24, 2013	Level 1	Level 2	Level 3
Assets:
Cash equivalents in a highly liquid money market fund	$61	$61	$—	$—
Investment in corporate equity security	23	23	—	—

Total	$84	$84	$—	$—

Liabilities:
Senior Secured Notes, carried at amortized cost	$206,571	$—	$—	$206,571
Second Lien Credit Facility, carried at amortized cost	96,157	—	—	96,157
Embedded derivatives in Senior Secured Notes	20,252	—	—	20,252

Total	$322,980	$—	$—	$322,980

As of November 24, 2013 and February 24, 2013, the carrying value of accounts receivable, accounts payable and short-term debt approximated their fair value due to the short-term nature of these financial instruments. The Company invests in a short-term money market fund that is classified as cash and cash equivalents within the accompanying consolidated balance sheets, as these funds are highly liquid and readily convertible to known amounts of cash. The Company’s investment in a corporate equity security is held in a security traded on a public market that is classified as other assets within the accompanying consolidated balance sheets and may be converted to cash based on its market value on that date. As a result, these investments are classified Level 1 assets in the fair value hierarchy.

The Company determined the fair value of the Senior Secured Notes by identifying all of the possible redemption combinations that could occur, then constructed a payment schedule for the Senior Secured Notes and discounted the cash flows to their present

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

values using a discount rate determined by adjusting the implied yield of the Senior Secured Notes at their inception. The fair value of the Notes is the weighted average present value of all paths. At November 24, 2013, the fair value of the Notes was approximately $221,508 which includes the net fair value of the embedded derivatives of $21,002. At February 24, 2013, the fair value of the Notes was approximately $226,823, which includes the net fair value of the embedded derivatives of $20,252. See Note 5 for the carrying value of the Notes at November 24, 2013 and February 24, 2013.

The income approach was used to value the Second Line Credit Facility (“Lien 2”). The cash flows for Lien 2 were projected as of the valuation date based on the contractual terms and conditions contained within the credit agreement relating to that loan. The cash flows generated were discounted to their present value using an estimated rate of return that reflected the relative risk of the security, as well as the time value of money. Factors used to determine the appropriate discount rate included an estimate of our credit quality based on comparable companies’ financial metrics, the seniority of the debt relative to the Company’s other outstanding financial instruments, as well as the interest terms under the Lien 2 credit agreement. The result was the average of the range of concluded fair values. At November 24, 2013, the concluded fair value of the Lien 2 debt was $103,742 which was less than the carrying value of the debt including accrued interest payable-in-kind of $107,064. At February 24, 2013, the concluded fair value of the Lien 2 debt including accrued interest payable-in-kind was $96,157. See Note 5 for the carrying value of Lien 2 at November 24, 2013 and February 24, 2013.

The data sources utilized in the valuation model for the embedded derivatives in the Senior Secured Notes are not directly obtained from observable market activity and are significant to the fair value measurement of Level 3 unobservable inputs to the fair value hierarchy.

The Company analyzed the Senior Secured Notes in accordance with accounting standards for derivative instruments and hedging activities and identified certain features that were considered embedded derivatives:

•	the Issuer’s right to redeem the Senior Secured Notes at a specified price in the event of an Equity Offering which expired April 15, 2013;

•	the right of the holder of the Senior Secured Notes to sell back the Senior Secured Notes to the Company at a specified price in the event of a Change in Control; and

•	the Issuer’s requirement to make an offer to purchase the Senior Secured Notes with 100% of Excess Cash Flow (“ECF”) for each annual period ending on the last day of each fiscal year ending on or after February 27, 2011 at 120% of the principal amount, together with accrued and unpaid interest.

As of November 24, 2013, the fair value of the Change in Control and ECF embedded derivatives are $20,744 and $258, respectively. As of February 24, 2013, the fair value of the Change in Control and ECF embedded derivatives are $19,372 and $880, respectively. These are recorded as long-term liabilities in the consolidated balance sheet. These embedded derivatives will be revalued quarterly and any change in fair value will be recorded in the consolidated statements of operations.

For the quarter-to-date fiscal periods ended November 24, 2013 and November 25, 2012, the Company recorded expense of $372 and a gain of $5,493, respectively, related to the net change in the fair value of the embedded derivatives.

For the year-to-date fiscal periods ended November 24, 2013 and November 25, 2012, the Company recorded expense of $1,375 and a gain of $4,668, respectively, related to the net change in the fair value of the embedded derivatives.

The following table provides a summary of changes in fair value of the Company’s recurring Level 3 financial assets for the thirteen weeks and thirty-nine weeks ended November 24, 2013 and November 25, 2012:

	13 Week Period Ended		39 Week Period Ended
	November 24, 2013	November 25, 2012	November 24, 2013	November 25, 2012
Assets:
Balance, beginning of the period	$—	$150	$—	$159
Decrease to embedded derivative	—	(150)	—	(159)

Balance, end of the period	$—	$—	$—	$—

	13 Week Period Ended		39 Week Period Ended
	November 24, 2013	November 25, 2012	November 24, 2013	November 25, 2012
Liabilities:
Balance, beginning of the period	$20,630	$25,980	$20,252	$25,884
Decrease due to extinguishment of debt	—	—	(625)	(720)
Increase (decrease) to embedded derivatives	372	(5,643)	1,375	(4,827)

Balance, end of the period	$21,002	$20,337	$21,002	$20,337

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

Sensitivity of Fair Value Measurements to Changes in Unobservable Inputs

Fair value of the Company’s embedded derivatives is derived using a valuation model that utilizes the income valuation approach. This valuation model takes into account cash flows expected to be generated over the instrument’s remaining life, the contract terms and other inputs such as management’s estimation of the probability of certain events, as well as other data points. The data sources utilized in this valuation model are not directly obtained from observable market activity and are categorized as Level 3 unobservable inputs to the fair value hierarchy.

The significant unobservable inputs in the fair value measurement of the embedded derivatives in the Company’s Senior Secured Notes include changes in the implied yield of the Notes, based on the market index for instruments with similar credit rating, as measured from the issuance date of the Notes through the valuation date. Significant unobservable inputs also include the passage of time and its effect upon each of the three identified features embedded within the Notes as described above, and management’s estimates of probability for the occurrence of an early redemption of the Notes, an optional redemption, or an ECF offer before the maturity date of the Notes. The percentage of probability assigned to any of these events occurring, combined with the effect of the passage of time and any change in the implied yield of the instrument at the valuation date will affect the fair value of the Notes. Significant increases or decreases in any of the probabilities or significant change in the implied yield in isolation could result in a significantly lower or higher fair value measurement. Generally, a decrease in the implied yield will result in an increase in the fair value of the Notes, and thus a decrease in the fair value of the embedded derivatives. Similarly, an increased percentage of probability related to the change of control feature, for example, is accompanied by a directionally opposite change in the fair value of both the optional redemption with an equity offering and the ECF offer features.

The following table presents information about significant unobservable inputs related to the Company’s Level 3 financial liabilities at November 24, 2013. There were no Level 3 financial assets at November 24, 2013.

Quantitative Information about Level 3 Fair Value Measurements

Embedded Derivative	Fair Value at November 24, 2013	Valuation Technique	Unobservable Input(s)	Current/Range

Change of control feature	$20,744	Discounted cash flow	Probability of occurrence;	50% - 90%
			Change in yield since issue;	-5.22%
			Maturity date;	March 2015
			Implied yield	18.38%

Excess cash flow feature	$258	Discounted cash flow	Estimated annual offer amount;	$5,000
			Change in yield since issue;	-5.22%
			Maturity date;	March 2015
			Implied yield	18.38%

Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market. The Company considers historical usage and future demand in estimating the realizable value of its inventory. The Company records a provision upon determination that inventory is excess or obsolete.

	November 24, 2013	February 24, 2013
Parts and assemblies	$568	$598
Work-in-process	3,171	3,407
Finished products	1,757	2,682

Total Inventory	$5,496	$6,687

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

Fixed Assets

Fixed assets consist of the following:

	November 24, 2013	February 24, 2013
Machinery, computer equipment and software	$42,340	$44,671
Leasehold improvements	10,663	10,871
Service and spare parts	20,635	21,786

Total property and equipment	73,638	77,328
Accumulated depreciation and amortization	(64,322)	(66,885)

Property and equipment, net	$9,316	$10,443

Depreciation and amortization expense related to property and equipment was $1,224 and $3,991 for the quarter-to-date and year-to-date fiscal period ended November 24, 2013, respectively. Depreciation and amortization expense related to property and equipment was $1,701 and $4,935 for the quarter-to-date and year-to-date fiscal period ended November 25, 2012.

Software Development Costs

Research and development costs are expensed as incurred. Development costs incurred subsequent to establishing technological feasibility and through the general release of the software products are capitalized. Technological feasibility is demonstrated by the completion of a detailed program design or working model, if no program design is completed. U.S. GAAP requires that annual amortization expense of the capitalized software development costs be the greater of the amounts computed using the ratio of gross revenue to a products’ total current and anticipated revenue, or the straight-line method over the products’ remaining estimated economic life. Capitalized costs are amortized over periods representing the products’ estimated economic life.

Intangible Assets

Intangible assets consist of the following:

	November 24, 2013	February 24, 2013
Customer related intangibles	$31,941	$31,941
Core technology	19,706	19,706
Trademark and trade names	3,828	3,809
Capitalized software for internal use	3,564	3,564
Patents	1,606	1,542

Total intangible assets	60,645	60,562
Customer related amortization	(29,455)	(28,652)
Core technology amortization	(19,038)	(18,844)
Trademark and trade name amortization	(1,676)	(1,633)
Capitalized software for internal use amortization	(3,564)	(3,564)
Patent amortization	(693)	(611)

Total accumulated amortization	(54,426)	(53,304)
Capitalized software development costs	1,487	—

Intangible assets, net	$7,706	$7,258

Amortization expense related to intangible assets was $373 and $1,121 for the quarter-to-date and year-to-date fiscal period ended November 24, 2013, respectively. Amortization expense related to intangible assets was $154 and $346 for the quarter-to-date and year-to-date fiscal period ended November 25, 2012, respectively. Included in trademarks and trade names is $1,955 of indefinite lived intangible assets.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

Estimated future amortization expense related to finite-lived intangible assets, not including capitalized software developments costs, at November 24, 2013 is as follows:

Fiscal Year
Remainder of 2014	$340
FY2015	1,080
FY2016	821
FY2017	606
FY2018	463
FY2019 and thereafter	954

Total	$4,264

Accrued Expenses

Accrued expenses consist of the following:

	November 24, 2013	February 24, 2013
Compensation and benefits	$6,119	$7,535
Restructuring	1,551	1,967
Sales use and other taxes	811	951
Other	3,939	5,208

Total	$12,420	$15,661

Warranty

The Company warrants that its products will perform in all material respects in accordance with the Company’s standard published specifications in effect at the time of delivery of the products to the customer. The Company offers product warranties generally ranging from 30 days to 1 year. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, whether the units are covered by service contracts, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amount as necessary.

The following tables set forth the warranty liability for the thirteen week and thirty-nine week fiscal periods ended November 24, 2013 and November 25, 2012.

	13 Week Period Ended		39 Week Period Ended
	November 24, 2013	November 25, 2012	November 24, 2013	November 25, 2012
Balance, beginning of the period	$54	$57	$56	$61
Current period accrual	27	22	70	67
Amounts charged to the accrual	(22)	(23)	(67)	(71)

Balance, end of the period	$59	$56	$59	$57

NOTE 3 — ACQUISITIONS

Marathon Technologies Corporation

On September 21, 2012, the Company acquired certain assets and liabilities of Marathon Technologies Corporation (“Marathon”), a software fault-tolerant systems provider based in Littleton, Massachusetts, for cash consideration of $5,680. The assets and liabilities acquired include intangible assets, customer relationships, inventory, fixed assets, accounts receivable, short and long-term deferred revenue, and other current assets and liabilities. The acquisition represents a number of strategic advantages for the Company that will help the business. The Company can immediately take advantage of Marathon’s channel network, customer base and research and development organization.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

This acquisition was accounted for under the purchase method of accounting. The purchase price of the acquisition was allocated to tangible and intangible assets based on their fair values with estimates and assumptions provided by management of the Company and Marathon. The Company has allocated $4,300 of the purchase price to intangible assets comprised of completed technology, product trademarks and tradenames, customer relationships and distributor networks. The excess purchase price of $2,755 after this allocation has been accounted for as goodwill. The resulting amount of goodwill reflects the Company’s expectations of the following synergistic benefits: (1) the potential to sell Marathon products into the Company’s customer base and to sell the Company’s products into Marathon’s customer base; and (2) Marathon’s fault-tolerant software technology is entirely complementary to the Company’s and the acquisition has advanced the Company’s research and development timeline by more than a year.

The following table presents the fair value of assets and liabilities recorded in connection with the Marathon acquisition:

Working capital	$857
Prepaid expenses	124
Accounts payable	(152)
Accrued expenses	(278)
Deferred revenue	(1,990)
Fixed assets	58
Other	6
Completed technology	800
Product trademarks and trade names	100
Customer relationships	1,700
Distributor networks	1,700
Goodwill	2,755

Total purchase consideration	$5,680

Completed technology and product trademark are being amortized over 6 years and 5 months. Customer relationships and the distributor networks are being amortized over 7 years and 5 months. The weighted average life of the completed technology is 2.1 years, product trademark and tradenames is 2.1 years, and customer relationships are 2.6 years. The intangible assets are being amortized based upon the pattern in which the economic benefits of the intangible assets are being utilized. The Company expects that there will be no tax deduction for the goodwill related to this acquisition.

The value of deferred revenue was determined under the income approach, cost build-up method which determines the fair value by estimating the direct and indirect costs related to supporting the obligations plus an assumed operating margin.

The value of the completed technology and product trademark and tradenames were determined using the income approach, relief from royalty method which is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenue earned through the use of the assets. A royalty rate of 7% was used based on published royalty rates paid for the licensing of similar technology. A discount rate of 12% was used to reflect the overall risk of the assets.

The value of the customer relationships were determined using the income approach, excess earnings method which reflects the potential income streams of an asset after making necessary adjustments with respect to such factors as the weighting nature of the intangible assets and the allowance of a fair return on the net tangible assets and other intangibles assets employed. A discount rate of 12% was used to reflect the overall risk of the asset.

The value of the distributor networks were determined using the cost approach which is based upon the premise that a prudent investor would pay no more for an asset than the amount for which the asset could be replaced.

Proforma results of operations for this acquisition have not been presented because our results of operation, prior to this acquisition, if presented on a proforma basis individually or in aggregate with other acquisitions, would not differ materially from our reported results.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

Data Research and Applications Inc.

On April 25, 2012, the Company acquired substantially all of the net assets of Data Research and Applications Inc. (“DRA”), a data storage and recovery company, for consideration of approximately $1,175. DRA developed data storage and recovery products for Stratus customers since 1982. As DRA’s primary customer, the Company made the acquisition to ensure both longevity and the ability to maintain fully functioning DRA product lines. Payment of $975 was made on April 25, 2012 and the remaining $200 was made on July 24, 2012.

This acquisition was accounted for under the purchase method of accounting. The purchase price of the acquisition was allocated to tangible and intangible assets based on their fair values. The Company has allocated $325 of the purchase price to intangible assets comprised of completed technology, product trademarks and trade names and other purchased intangibles. The excess purchase price of $721 after this allocation has been accounted for as goodwill.

The following table presents the fair value of assets and liabilities recorded in connection with the DRA acquisition:

Working capital	$65
Fixed assets	64
Completed technology	235
Product trademarks and trade names	15
Transitional service agreement	75
Goodwill	721

Total purchase consideration	$1,175

Completed technology is being amortized over 9 years. Product trademark and trade names are being amortized over 8 years. Transitional service agreement was amortized over 2 fiscal quarters. The intangible assets are being amortized based upon the pattern in which the economic benefits of the intangible assets are being utilized. There will be no tax deduction for the goodwill related to this acquisition.

The value of core technology and product trademark and tradenames was determined using the income approach, relief from royalty method, which is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenue earned through the use of the assets. A royalty rate of 15% was used based on published royalty rates paid for the licensing of similar technology. A discount rate of 10% was used to reflect the overall risk of the asset.

The value of the transitional service agreement was determined using the income approach, avoided cost method which considers the concept of avoided cost as an indicator of value. A royalty rate of 1% was used based on consideration of available market data.

Proforma results of operations for this acquisition have not been presented because our results of operation, prior to this acquisition, if presented on a proforma basis individually or in aggregate with other acquisitions, would not differ materially from our reported results.

Goodwill

Goodwill consists of the following:

	November 24, 2013	February 24, 2013
Balance, beginning of period	$13,024	$9,591
Acquisition of business	—	3,476
Currency translation	(11)	(43)

Balance, end of period	$13,013	$13,024

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

NOTE 4 — RESTRUCTURING

The following tables set forth the restructuring liability for the thirteen week and thirty-nine week fiscal periods ended November 24, 2013 and November 25, 2012.

	13 Weeks Ended		39 Weeks Ended
	November 24, 2013	November 25, 2012	November 24, 2013	November 25, 2012
Balance, beginning of period	$2,400	$298	$3,008	$1,813
Restructuring charges including changes in prior estimates of liability	672	111	1,946	188
Currency translation	4	(45)	(1)	(65)
Cash payments	(690)	(105)	(2,567)	(1,677)

Balance, end of period	$2,386	$259	$2,386	$259

The restructuring balance of $2,386 includes $1,551 of short term liabilities and $835 of long term liabilities.

In February 2013, as a result of reduced headcount, the Company implemented a cease-use restructuring program on the third floor of its headquarters in Maynard, MA. This exit was completed in February 2013, and expected sub-lessees are expected to commence in November 2014 and May 2015 through the end of the current lease in May 2016.

The restructuring liability reflects estimates, including those related to termination benefits, settlements of contractual obligations as well as estimates related to the cease-use restructuring program on the third floor of the Company’s headquarters in Maynard, MA. These charges are reviewed by the Company periodically throughout the year.

Restructuring fiscal 2014

In October 2013, in order to improve efficiency within our service delivery model, the Company implemented a restructuring program. The restructuring program consisted of a reduction in workforce of 18 employees. The Company recorded a charge of $355 related to severance and fringe benefits in connection with this plan. Payments related to this plan will be completed in November 2014.

In June 2013, in order to further align spending with current business initiatives, the Company implemented a restructuring program to rebalance its workforce. The restructuring program consisted of a reduction in workforce of 22 employees. The Company recorded a charge of $1,032 related to severance and fringe benefits in connection with this plan. Payments related to this plan will be completed in April 2014.

NOTE 5 — DEBT

Debt consists of the following:

	November 24, 2013	February 24, 2013
Revolving Credit Facility	$8,000	$—
Senior Secured Notes	200,003	205,008
Second Lien Credit Facility, including interest payable-in-kind	104,784	97,946

Total debt before debt discount	312,787	302,954
Debt discount	(16,647)	(24,561)

Total	$296,140	$278,393

On May 22, 2013, the Company made an ECF offer to the Senior Secured Note holders to purchase 5,000 units at a purchase price of 120%. On June 27, 2013, the Company purchased 5,005 units at 120% making an ECF payment of $6,126, which included the purchase of $5,005 of Senior Secured Notes and the related premium of $1,001. A $120 payment of accrued interest was also paid at the time of the ECF payment. The purchase of the 5,005 units of Senior Secured Notes resulted in a loss on extinguishment of debt of $829. The loss on extinguishment of debt consists of a $1,001 premium, $314 and $104 write-off of related debt discount and deferred finance fees, respectively, and $35 of related fees offset by a $625 gain on the reduction of the ECF derivative liability. The Company was in compliance with all covenants in the Revolving Credit Facility and Senior Secured Notes at the time of the consummation of the ECF offer.

On May 25, 2012, the Company made an ECF offer to the Senior Secured Note holders to purchase 5,000 units at a purchase price of 120%. On June 27, 2012, the Company purchased 4,995 units at 120% making an ECF payment of $5,994, which included the purchase of $4,995 of Senior Secured Notes and the related premium of $999. A $120 payment of accrued interest was

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

also paid at the time of the ECF payment. The purchase of the 4,995 units of Senior Secured Notes resulted in a loss on extinguishment of debt of $939. The loss on extinguishment of debt consists of a $999 premium, $458 and $155 write-off of related debt discount and deferred finance fees, respectively, and $47 of related fees offset by a $720 gain on the reduction of the ECF derivative liability. The Company was in compliance with all covenants in the Revolving Credit Facility and Senior Secured Notes at the time of the consummation of the ECF offer.

The weighted-average interest rate of the Senior Secured Notes was 13.9% for the thirteen week fiscal periods ended November 24, 2013 and November 25, 2012. The weighted-average interest rate of the Second Lien Credit Facility was 14.6% and 14.7% for the thirteen week fiscal periods ended November 24, 2013 and November 25, 2012, respectively. The weighted-average interest rate of the Revolving Credit Facility was 6.3% for the thirteen week fiscal period ended November 24, 2013.

The weighted-average interest rate of the Senior Secured Notes was 13.9% and 14.0% for the thirty-nine week fiscal periods ended November 24, 2013 and November 25, 2012, respectively. The weighted-average interest rate of the Second Lien Credit Facility was 14.6% and 14.7% for the thirty-nine week fiscal periods ended November 24, 2013 and November 25, 2012, respectively. The weighted-average interest rate of the Revolving Credit Facility was 6.3% for the thirty-nine week fiscal period ended November 24, 2013.

The Company was required under the Subscription and Shareholders Agreement and in connection with the overall refinancing of the Company’s outstanding debt on April 8, 2010 (“April 2010 Refinancing”) to issue Series B preferred shares and Series B ordinary shares to the Lien 2 debt holders (the “Lien 2 holders”) as a result of the Company not paying the outstanding balance under the Second Lien Credit Agreement by April 30, 2013.

As a result, on April 30, 2013, the Company issued to the Lien 2 holders additional Series B preferred shares and Series B ordinary shares equal to 7.5% of the total issued shares of each such class outstanding immediately after the closing of the April 8, 2010 Refinancing. An aggregate of 756,986.00 Series B preferred shares and an aggregate of 3,324,059.20 Series B ordinary shares were issued to the Lien 2 holders.

Also, on April 30, 2013, pursuant to the Subscription and Shareholders Agreement and in connection with the April 2010 Refinancing, the Company issued to the Note Purchaser Shareholders (as defined in the Subscription and Shareholders Agreement) additional Series B preferred shares and Series B ordinary shares equal to 0.83% of the shares of each such class issued in connection with the April 2010 Refinancing, the amount required for the Note Purchaser Shareholders to retain a 10% aggregate ownership of the Company. An aggregate of 83,773.11 Series B preferred shares and an aggregate of 367,862.57 Series B ordinary shares were issued to the Note Purchaser Shareholders.

The Company issued the additional Series B preferred shares and Series B ordinary shares for no cash consideration and as such recorded the issuances as fully paid in stockholders’ deficit. The Company reclassified a portion of the contingent fair value assigned to Series B preferred shares and Series B ordinary shares on April 8, 2010. As a result, the Company reduced the contingent fair value of Series B preferred shares by $690 and the contingent value of the Series B ordinary shares by $192.

The issuance of additional 756,986.00 Series B preferred shares to the Lien 2 holders and 83,773.11 Series B preferred shares to the Note Purchaser shareholders required the Company to true-up the retroactive, cumulative redemption preferences related to those shares by an aggregate amount of $15,312. The $15,312 increase to redemption preferences included a reclassification from contingent Series B preferred stock in the amount of $690 and was recorded through the utilization of available additional paid-in capital and accumulated deficit.

The Company recorded issuance costs of $133 and $11 related to the issuance of the additional Series B preferred shares and Series B ordinary shares, respectively. Costs related to the issuance of additional Series B preferred shares were offset against the utilization of the Series B contingent value of such shares and then accreted to the value of Series B preferred stock.

Costs related to the issuance of additional Series B ordinary shares were offset against the previously established fair value of the shares and then recorded against accumulated deficit as there was no available additional paid-in capital.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

The Company is involved in various legal proceedings arising in the ordinary course of business, none of which is currently expected to have a material adverse effect on results of operations, cash flows or financial condition.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

Legal Matters

On May 14, 2013, in consideration for the payment of $385 to plaintiff VMOOM, a California general partnership, the Company and VMOOM entered into an agreement (the “Agreement”) discharging all claims and counterclaims, disputes and controversies, pursuant to the lawsuit VMOOM filed in the United States District, Central District of California, Western Division on February 2, 2012 (the “Case”) and releasing each other from any and all liabilities, claims, causes of action, damages, losses, costs, expenses and attorneys’ fees, asserted or unasserted, known or unknown, which each party had, has, or may have had against the other party with respect to the Case prior to the execution of the Agreement.

VMOOM’s claims against the Company were for breach of written contract, intentional interference and fraud, based on the Company’s alleged fail to timely deliver certain ftServer computer systems ordered by Plaintiff for ultimate resale to end-user(s). The Company filed counter claims against Plaintiff for breach of contract and intentional interference by reason of Plaintiff’s alleged breach its agreement with Company by selling certain ftServers to an end-user without first obtaining the Company’s approval as was required under the sales agreements governing the purchase of the ftServer systems.

After reimbursement of a portion of settlement amount from the Company’s insurance carriers, the Company’s share of the settlement amount is $75.

Purchase commitments

As of November 24, 2013 and February 24, 2013, the Company had outstanding purchase commitments to one contract manufacturer amounting to approximately $3,957 and $4,013, respectively.

NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company’s capital structure at November 24, 2013 included 6,561,242 issued and outstanding shares of Series A redeemable convertible preferred stock, and 4,372,663.73 issued and outstanding shares of Series B redeemable convertible preferred stock.

On April 30, 2013, pursuant to the Subscription and Shareholders Agreement and in connection with the April 2010 Refinancing, the Company issued to the Lien 2 holders additional Series B preferred stock equal to 7.5% of the total issued preferred stock, as in issue immediately after the closing of the April 8, 2010 Refinancing. An aggregate of 756,986.00 Series B preferred shares were issued to the Lien 2 holders.

Also on April 30, 2013, pursuant to the Subscription and Shareholders Agreement and in connection with the April 2010 Refinancing, the Company issued to the Note Purchaser Shareholders (as defined in the Subscription and Shareholders Agreement) additional Series B preferred shares equal to 0.83% of the Series B preferred shares issued to them in connection with the April 2010 Refinancing. An aggregate of 83,773.11 Series B preferred shares were issued to the Note Purchaser Shareholders.

As a result of the issuance of additional 756,986.00 Series B preferred shares to the Lien 2 holders and 83,773.11 Series B preferred shares to the Note Purchaser shareholders, the Company was required to true-up the retroactive, cumulative redemption preferences related to those shares by an aggregate amount of $15,312. The $15,312 increase to redemption preferences included a reclassification from Series B contingent preferred stock in the amount of $690 and was recorded through the utilization of available additional paid-in capital and accumulated deficit.

The Company recorded issuance costs of $133 in connection with the issuance of Series B preferred stock to the Lien 2 holders and the Note Purchaser Shareholders, which were offset against the utilization of the contingent value of such shares and then accreted to the value of Series B preferred stock.

Preference Shares

The Series A redeemable convertible preferred shares and the Series B redeemable convertible preferred shares (collectively the “Preference Shares”) in the amounts of $125,000 and $83,305 at November 24, 2013, respectively, became redeemable for cash at the option of the holder on February 26, 2007. Such preference shares also include liquidation preferences, which may be triggered in the event of a liquidation, dissolution, winding-up, or change in control of the Company. In connection with the April 2010 Refinancing of the Company’s outstanding debt, the Bye-laws of the Company were amended to, among other things, prevent the redemption of all classes of preference shares until the later of i) 91 days after the earlier of the stated maturity date of the Senior Secured Notes or the first date on which no Senior Secured Notes are outstanding, and ii) 91 days after the first date on which no Second Lien Facility debt is outstanding.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

The most significant terms of the preference shares are as follows:

Voting Rights

Holders of the preference shares are entitled to vote on an “as-if” converted basis, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class, except as otherwise required by law. As a result, the preference shares have voting control of the Company.

Conversion

The preference shares are convertible into ordinary stock at the option of the holder. The preference shares also automatically convert at their respective conversion rates into ordinary stock upon the closing of a firmly underwritten public offering of ordinary shares resulting in gross proceeds to the Company in excess of $75,000 and at a minimum price of $6.54 per share. The conversion rate for the preference shares is 2.17-to-1.

Dividends

The holders of preference shares are entitled to dividends at an annual rate of 8% of the initial purchase price, on a noncumulative basis, when and if declared, as determined by the Board of Directors. No dividends have been declared or paid through November 24, 2013.

Redemption

Each holder of preference shares may require the Company to redeem for cash all of its outstanding preference shares, as defined by the related agreements, as amended, subject to proportional adjustment for stock splits, reverse splits, stock dividends, stock distributions or similar events related to the capitalization of the Company. Pursuant to the Bye-laws of the Company, the Series A and Series B shares are redeemable at a redemption price equal to $7.09 per share, the original issue price, subject to anti-dilution adjustments, plus a graduating compounding rate of return that was reduced to 8% after February 1, 2003. Redemption rights commence accrual upon the date of issuance and continue until the date of redemption. As of November 24, 2013, the redemption value of the Series A and Series B preference shares totaled $125,000 and $83,305, respectively.

In connection with the April 2010 Refinancing of the Company’s outstanding debt, the Bye-laws of the Company were amended to, among other things, prevent the redemption of all classes of preference shares until the later of i) 91 days after the earlier of the stated maturity date of the Senior Secured Notes or the first date on which no Senior Secured Notes are outstanding, and ii) 91 days after the first date on which no Second Lien Facility debt is outstanding.

Liquidation Preference

Series A and B preferred shareholders are entitled to receive, in preference to any distribution to the ordinary stockholders, $7.09 per share, subject to anti-dilution adjustments, plus a graduating compounding rate of return that was reduced to 8% after February 1, 2003, as defined in the Company’s Bye-laws. As of November 24, 2013, the liquidation preference of Series A and Series B preferred stock was equal to the redemption preferences of $125,000 and $83,305, respectively.

Right to additional Series B preferred shares

In connection with the April 2010 Refinancing, the Lien 2 holders will be issued additional Series B preferred stock equal to 52.5% of the total issued preferred stock, as in issue immediately after the closing of the refinancing, on April 30, 2014 if the Company does not pay all outstanding principal and interest under the Second Lien Credit Agreement by that date.

NOTE 8 — STOCKHOLDERS’ DEFICIT

Ordinary Shares

As of November 24, 2013, the Company’s capital structure included 19,203,527.14 issued and outstanding shares of Series B ordinary stock and 28,812,184 issued and outstanding shares of ordinary stock. Included in issued and outstanding ordinary shares are 766,975 ordinary shares subject to puts.

Right to additional Series B ordinary shares

In connection with the April 2010 Refinancing, the Lien 2 holders will be issued additional Series B ordinary stock equal to 52.5% of the total issued ordinary stock, as in issue immediately after the closing of the refinancing, on April 30, 2014 if the Company does not pay all outstanding principal and interest under the Second Lien Credit Agreement by that date.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

NOTE 9 — STOCK-BASED COMPENSATION

The Company maintains a Stock Incentive Plan (the “Plan”) to facilitate the issuance of shares of its ordinary stock to employees, members of management, officers and directors of the Company and its subsidiaries. As of November 24, 2013, all of the outstanding options issued under the Plan were non-qualified stock options. The Company grants stock options at an exercise price equal to or greater than the fair market value of the Company’s ordinary shares at the date of grant. These awards, which generally vest annually at a rate of 25 percent per year, are fully vested four years from the date of grant and have a contractual life of ten years.

The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key inputs and assumptions used to estimate the fair value of stock options include the exercise price of the option, the expected option term, volatility of the Company’s stock, the risk-free interest rate with a maturity date equivalent to the expected life of the option, and the Company’s dividend yield. Estimates of fair value are not intended to predict actual future events or the value that may ultimately be realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

Total stock-based compensation expense for the thirteen week and thirty-nine week fiscal periods ended November 24, 2013 was $6 and $104, respectively. Total stock-based compensation expense for the thirteen week and thirty-nine week fiscal periods ended November 25, 2012 was $58 and $160, respectively. There was no resulting income tax benefit for the thirteen week and thirty-nine week fiscal periods ended November 24, 2013 and November 25, 2012.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

NOTE 10 — CONSOLIDATING FINANCIAL STATEMENTS

The Company as parent guarantor (“Bermuda Holdings”) and the Company’s subsidiaries SRA Technologies Cyprus Limited, Stratus Technologies Ireland Limited, Cemprus Technologies, Inc., and Cemprus, LLC (“Guarantor Subsidiaries”) have fully and unconditionally guaranteed on a joint and several basis, the obligation to pay principal and interest with respect to the $215,000 aggregate principal amount of Senior Secured Notes issued by Stratus Technologies, Inc. (“Stratus US”) and Stratus Technologies Bermuda Ltd. (“Bermuda Ltd.”). The Senior Secured Notes issued by Stratus US are guaranteed by Bermuda Ltd. and the Senior Secured Notes issued by Bermuda Ltd. are guaranteed by Stratus US. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company and its subsidiaries, could limit Stratus Technologies, Inc. and Stratus Technologies Bermuda Ltd.’s ability to obtain cash for the purpose of meeting the debt service obligations, including payment of principal and interest on the Senior Secured Notes. The holders of the Senior Secured Notes will be direct creditors of Stratus Technologies, Inc., Stratus Technologies Bermuda, Ltd, the Company and the Company’s principal direct subsidiaries by virtue of the guarantees. The Company has indirect subsidiaries located primarily in Europe and Asia (“Non-Guarantor Subsidiaries”) that are not included among the Guarantor Subsidiaries, and such subsidiaries will not be obligated with respect to the Senior Secured Notes. As a result, the claims of creditors of the Non-Guarantor Subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Company, including the holders of the Senior Secured Notes. The consolidating financial statements include the accounts of the Company and its 100% owned subsidiaries.

In the quarter to date fiscal period ended May 26, 2013, the Company identified a prior period error related to the historical accumulated deficit balance of its former parent subsidiary. The Company incorrectly recorded the amount as a liability to subsidiaries instead of accumulated deficit of Bermuda Holdings. Additionally, the Company identified prior period errors associated with the equity accounting for Bermuda Holdings and its subsidiaries in the Consolidating Balance Sheets and Consolidating Statements of Comprehensive Loss. The Company concluded these errors were not material, individually or in the aggregate, to any of the prior reporting periods and has reflected these corrections as a revision of the Consolidating Balance Sheets and Consolidating Statements of Comprehensive Loss previously filed. Please refer to the tables below for a summary of the corrective impact on the Consolidating Balance Sheets as of February 24, 2013 and February 26, 2012 and the Consolidating Statements of Comprehensive Loss for the years ended February 24, 2013, February 26, 2012 and February 27, 2011 as well as the unaudited Consolidating Statements of Comprehensive Loss for the three month periods ended May 27, 2012, November 25, 2012 and November 25, 2012, respectively, and the 6 and 9 month periods ended November 25, 2012 and November 25, 2012, respectively.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

Revised Consolidating Balances Sheets were as follows:

	Period Ended February 24, 2013						Period Ended February 26, 2012
	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor	Non Guarantor	Eliminations	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor	Non Guarantor	Eliminations
As reported
Investment in subsidiaries	$—	$24,128	$41,381	$1,919	$—	$(67,428)	$—	$32,056	$40,452	$1,904	$—	$(74,412)
Total assets	7,055	50,278	210,956	50,869	39,272	(237,006)	9,709	45,386	213,226	46,028	41,277	(230,313)
Liability in subsidiaries	16,061	—	—	—	—	(16,061)	3,529	—	—	—	—	(3,529)
Total liabilities	17,354	242,261	181,325	116,592	13,265	(183,270)	6,538	224,121	172,928	115,148	14,302	(156,564)
Additional paid-in capital	0	53,669	65,806	0	3,944	(123,419)	—	53,669	65,742	—	4,008	(123,419)
Accumulated deficit	(223,642)	(245,723)	(56,204)	(68,414)	17,924	97,281	(196,748)	(232,475)	(45,491)	(71,610)	16,960	77,262
Accumulated other comprehensive (loss) income	—	—	29	321	(1,185)	167	—	—	47	120	689	167
Total stockholders’ deficit	(198,379)	(191,983)	29,631	(65,723)	26,007	(53,736)	(171,493)	(178,735)	40,298	(69,120)	26,975	(73,749)
Total liabilities, redeemable convertible preferred stock redeemable ordinary stock, and stockholders’ (deficit) equity	7,055	50,278	210,956	50,869	39,272	(237,006)	9,709	45,386	213,226	46,028	41,277	(230,313)

As revised
Investment in subsidiaries	$—	$27,175	$38,618	$2,336	$—	$(68,129)	$—	$36,578	$39,466	$2,324	$—	$(78,368)
Total assets	7,055	53,325	208,193	51,286	39,272	(237,707)	9,709	49,908	212,240	46,448	41,277	(234,269)
Liability in subsidiaries	271,865	—	—	—	—	(271,865)	257,860	—	—	—	—	(257,860)
Total liabilities	273,158	242,261	181,325	116,592	13,265	(439,074)	260,869	224,121	172,928	115,147	14,303	(410,895)
Additional paid-in capital	—	57,551	69,562	127	4,448	(131,688)	—	57,335	69,280	127	4,417	(131,159)
Accumulated deficit	(478,778)	(245,723)	(61,547)	(68,115)	17,420	357,965	(452,102)	(232,475)	(50,712)	(71,311)	16,551	337,947
Accumulated other comprehensive (loss) income	(668)	(835)	(1,147)	312	(1,185)	2,855	1,023	856	743	114	689	(2,402)
Total stockholders’ deficit	(454,183)	(188,936)	26,868	(65,306)	26,007	201,367	(425,824)	(174,213)	39,311	(68,700)	26,975	176,627
Total liabilities, redeemable convertible preferred stock redeemable ordinary stock, and stockholders’ (deficit) equity	7,055	53,325	208,193	51,286	39,272	(237,707)	9,709	49,908	212,240	46,448	41,277	(234,269)

Adjustments
Investment in subsidiaries	$—	$3,047	$(2,763)	$417	$—	$(701)	$—	$4,522	$(986)	$420	$—	$(3,956)
Total assets	—	3,047	(2,763)	417	—	(701)	—	4,522	(986)	420	—	(3,956)
Liability in subsidiaries	255,804	—	—	—	—	(255,804)	254,331	—	—	—	—	(254,331)
Total liabilities	255,804	—	—	—	—	(255,804)	254,331	—	—	(1)	1	(254,331)
Additional paid-in capital	—	3,882	3,756	127	504	(8,269)	0	3,666	3,538	127	409	(7,740)
Accumulated deficit	(255,136)	—	(5,343)	299	(504)	260,684	(255,354)	—	(5,221)	299	(409)	260,685
Accumulated other comprehensive (loss) income	(668)	(835)	(1,176)	(9)	—	2,688	1,023	856	696	(6)	—	(2,569)
Total stockholders’ deficit	(255,804)	3,047	(2,763)	417	—	255,103	(254,331)	4,522	(987)	420	—	250,376
Total liabilities, redeemable convertible preferred stock redeemable ordinary stock, and stockholders’ (deficit) equity	—	3,047	(2,763)	417	—	(701)	—	4,522	(986)	420	—	(3,956)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

Revised Consolidating Statements of Comprehensive Loss for the year-to-date periods were as follows:

	Year Ended February 24, 2013						Year Ended February 26, 2012
	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor	Non Guarantor	Eliminations	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor	Non Guarantor	Eliminations
As Reported
Cumulative translation adjustments	$—	$—	$(18)	$201	$(1,871)	$—	$—	$—	$(46)	$(33)	$106	$—
Unrealized loss on corporate equity security	—	—	—	—	(3)	—	—	—	—	—	(4)	—
Total comprehensive (loss) income	(13,468)	(13,248)	(10,924)	3,178	(934)	20,237	(19,002)	(17,036)	(16,711)	13,091	814	19,865

As Adjusted
Cumulative translation adjustments	$(1,688)	$(1,688)	$(1,886)	$198	$(1,870)	$5,246	$27	$27	$66	$(39)	$107	$(161)
Unrealized loss on corporate equity security	(3)	(3)	(3)	—	(3)	9	(4)	(4)	(4)	—	(4)	12
Total comprehensive (loss) income	(15,159)	(14,939)	(12,795)	3,175	(933)	25,492	(18,979)	(17,013)	(16,603)	13,085	815	19,716

Adjustments
Cumulative translation adjustments	$(1,688)	$(1,688)	$(1,868)	$(3)	$1	$5,246	$27	$27	$112	$(6)	$1	$(161)
Unrealized loss on corporate equity security	(3)	(3)	(3)	—	—	9	(4)	(4)	(4)	—	—	12
Total comprehensive (loss) income	(1,691)	(1,691)	(1,871)	(3)	1	5,255	23	23	108	(6)	1	(149)

	Year Ended February 27, 2011
	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor	Non Guarantor	Eliminations
As Reported
Cumulative translation adjustments	$—	$—	$(9)	$(59)	$1,326	$—
Unrealized loss on corporate equity security	—	—	—	—	22	—
Total comprehensive (loss) income	(12,200)	(13,907)	(9,968)	1,444	2,405	21,306

As Adjusted
Cumulative translation adjustments	$1,258	$1,258	$1,317	$(59)	$1,326	$(3,842)
Unrealized loss on corporate equity security	22	22	22	0	22	(66)
Total comprehensive (loss) income	(10,920)	(12,627)	(8,620)	1,444	2,405	17,398

Adjustments
Cumulative translation adjustments	$1,258	$1,258	$1,326	$—	$—	$(3,842)
Unrealized loss on corporate equity security	22	22	22	—	—	(66)
Total comprehensive (loss) income	1,280	1,280	1,348	—	—	(3,908)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

Revised Consolidating Statements of Comprehensive Loss for the quarter-to-date periods were as follows:

	Period Ended May 27, 2012 (unaudited)						Period Ended August 26, 2012 (unaudited)
	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor	Non Guarantor	Eliminations	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor	Non Guarantor	Eliminations
As reported per Note 2 of our FY13 audited financial statements
Cumulative translation adjustments	$—	$—	$8	$208	$(535)	$—	$—	$—	$10	$—	$(136)	$—
Unrealized loss on corporate equity security					(1)						(1)
Total comprehensive (loss) income	(2,936)	(2,910)	(3,396)	2,388	(280)	3,878	(4,211)	(3,967)	(4,196)	1,979	(49)	6,106

As Adjusted
Cumulative translation adjustments	(319)	(319)	(524)	205	(535)	1,173	$(126)	$(126)	$(125)	$(1)	$(136)	$388
Unrealized loss on corporate equity security	(1)	(1)	(1)	—	(1)	3	(1)	(1)	(1)	—	(1)	3
Total comprehensive (loss) income	(3,256)	(3,230)	(3,929)	2,385	(280)	5,054	(4,338)	(4,096)	(4,333)	1,978	(46)	6,497

Adjustments
Cumulative translation adjustments	$(319)	$(319)	$(532)	$(3)	$—	$1,173	$(126)	$(126)	$(135)	$(1)	$—	$388
Unrealized loss on corporate equity security	(1)	(1)	(1)	—	—	3	(1)	(1)	(1)	—	—	3
Total comprehensive (loss) income	(320)	(320)	(533)	(3)	—	1,176	(127)	(127)	(136)	(1)	—	391

	Period Ended November 25, 2012 (unaudited)
	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor	Non Guarantor	Eliminations
As reported per Note 2 of our FY13 audited financial statements
Cumulative translation adjustments	$—	$—	$(36)	$—	$60	$—
Unrealized loss on corporate equity security					(1)
Total comprehensive (loss) income	1,065	1,650	(316)	824	248	(2,383)

As Adjusted
Cumulative translation adjustments	$24	$24	$24	$0	$60	$(108)
Unrealized loss on corporate equity security	(1)	(1)	(1)	—	(1)	3
Total comprehensive (loss) income	1,088	1,673	(257)	824	248	(2,488)

Adjustments
Cumulative translation adjustments	$24	$24	$60	$—	$—	$(108)
Unrealized loss on corporate equity security	(1)	(1)	(1)	—	—	3
Total comprehensive (loss) income	23	23	59	—	—	(105)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

Revised Consolidating Statements of Comprehensive Loss for the year-to-date periods were as follows:

	Period Ended August 26, 2012 (unaudited)						Period Ended November 25, 2012 (unaudited)
	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor	Non Guarantor	Eliminations	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor	Non Guarantor	Eliminations
As reported per Note 2 of our FY13 audited financial statements
Cumulative translation adjustments	$—	$—	$18	$208	$(671)	$0	$—	$—	$(18)	$208	$(610)	$—
Unrealized loss on corporate equity security					(2)						(3)
Total comprehensive (loss) income	(7,147)	(6,879)	(7,593)	4,366	(328)	9,987	(6,082)	(5,228)	(7,909)	5,190	(79)	7,603

As Adjusted
Cumulative translation adjustments	$(447)	$(447)	$(650)	$205	$(671)	$1,563	$(420)	$(420)	$(625)	$205	$(610)	$1,450
Unrealized loss on corporate equity security	(2)	(2)	(2)	—	(2)	6	(3)	(3)	(3)	—	(3)	9
Total comprehensive (loss) income	(7,596)	(7,328)	(8,263)	4,364	(327)	11,554	(6,505)	(5,651)	(8,519)	5,187	(79)	9,062

Adjustments
Cumulative translation adjustments	$(447)	$(447)	$(668)	$(3)	$—	$1,563	$(420)	$(420)	$(607)	$(3)	$—	$1,450
Unrealized loss on corporate equity security	(2)	(2)	(2)	—	—	6	(3)	(3)	(3)	—	—	9
Total comprehensive (loss) income	(449)	(449)	(670)	(3)	1	1,567	(423)	(423)	(610)	(3)	—	1,459

The following supplemental consolidating financial statements are presented:

•	Unaudited consolidating balance sheets as of November 24, 2013 and February 24, 2013.

•	Unaudited consolidating statements of operations for the thirteen and thirty-nine weeks ended November 24, 2013 and November 25, 2012.

•	Unaudited consolidating statements of comprehensive loss for the thirteen and thirty-nine weeks ended November 24, 2013 and November 25, 2012.

•	Unaudited consolidating statements of cash flows for the thirty-nine weeks ended November 24, 2013 and November 25, 2012.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

As of November 24, 2013

CONSOLIDATING BALANCE SHEETS

	Bermuda Holdings	Bermuda Ltd.	Stratus US	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$178	$91	$1,398	$5,784	$5,125	$—	$12,576
Accounts receivable, net of allowance for doubtful accounts	—	88	4,876	16,656	11,874	(318)	33,176
Intercompany receivable	—	200	98,429	20,014	13,750	(132,393)	—
Inventory	—	—	5,481	543	1,863	(2,391)	5,496
Deferred income taxes	—	—	424	72	1,101	—	1,597
Income taxes receivable	—	—	158	80	—	(238)	—
Prepaid expenses and other current assets	238	28	2,228	347	1,354	(306)	3,889

Total current assets	416	407	112,994	43,496	35,067	(135,646)	56,734

Property and equipment, net	—	—	6,239	1,726	1,272	79	9,316
Intangible assets, net	—	5,221	—	2,485	—	—	7,706
Goodwill	—	9,044	1,935	1,345	689	—	13,013
Deferred income taxes	—	—	—	8,197	1,177	—	9,374
Deferred financing fees	269	1,714	2,139	—	—	—	4,122
Investment in subsidiaries	—	16,052	39,046	2,370	—	(57,468)	—
Other assets	—	1	173	5	1,394	—	1,573
Long-term intercompany receivable	5,839	—	48,125	—	—	(53,964)	—

Total assets	$6,524	$32,439	$210,651	$59,624	$39,599	$(246,999)	$101,838

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND REDEEMABLE ORDINARY STOCK, AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Short-term debt	$—	$—	$8,000	$—	$—	$—	8,000
Current portion of long-term debt	—	2,400	2,600	—	—	—	5,000
Accounts payable	—	—	1,902	2,945	2,830	(423)	7,254
Intercompany payable	1,428	33,573	7,159	88,557	1,676	(132,393)	—
Accrued expenses	106	16	6,997	1,330	4,175	(204)	12,420
Accrued interest payable	—	1,462	1,585	—	—	—	3,047
Income taxes payable	—	132	—	—	271	(238)	165
Deferred revenue	—	—	1,313	25,951	1,803	—	29,067

Total current liabilities	1,534	37,583	29,556	118,783	10,755	(133,258)	64,953

Long-term debt, net of discount	—	136,231	146,909	—	—	—	283,140
Long-term intercompany payable	—	53,964	—	—	—	(53,964)	—
Liability in subsidiaries	289,325	—	—	—	—	(289,325)	—
Embedded derivatives	—	10,081	10,921	—	—	—	21,002
Long-term deferred income taxes	—	—	424	—	—	—	424
Deferred revenue and other liabilities	—	1,102	7,925	5,099	2,527	—	16,653

Total liabilities	290,859	238,961	195,735	123,882	13,282	(476,547)	386,172

Redeemable convertible preferred stock and redeemable ordinary stock
Series A redeembable convertible preferred stock	124,999	—	—	—	—	—	124,999
Series B redeemable convertible preferred stock	83,305	—	—	—	—	—	83,305
Right to shares of Series B redeemable convertible preferred stock	4,828	—	—	—	—	—	4,828
Ordinary shares subject to puts	1,151	—	—	—	—	—	1,151

Total redeemable convertible preferred stock and redeemable ordinary stock	214,283	—	—	—	—	—	214,283

Stockholders’ (deficit) equity:
Ordinary stock	16,269	71	20,000	2,370	5,326	(27,767)	16,269
Series B ordinary stock	11,140	—	—	—	—	—	11,140
Additional paid-in-capital	—	57,655	69,814	127	4,466	(132,062)	—
Accumulated (deficit) income	(524,866)	(262,916)	(73,269)	(67,058)	18,147	385,097	(524,866)
Accumulated other comprehensive (loss) income	(1,160)	(1,332)	(1,629)	303	(1,622)	4,280	(1,160)

Total stockholders’ (deficit) equity	(498,617)	(206,522)	14,916	(64,258)	26,317	229,548	(498,617)

Total liabilities, redeemable convertible preferred stock and redeemable ordinary stock, and stockholders’ (deficit) equity	$6,524	$32,439	$210,651	$59,624	$39,599	$(246,999)	$101,838

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

As of February 24, 2013

CONSOLIDATING BALANCE SHEET

	Bermuda Holdings	Bermuda Ltd.	Stratus US	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$50	$144	$931	$11,925	$9,113	$—	$22,163
Accounts receivable, net of allowance for doubtful accounts	—	101	9,186	20,600	8,488	(45)	38,330
Intercompany receivable	152	10,276	32,006	280	12,263	(54,977)	—
Inventory	—	—	6,317	949	1,883	(2,462)	6,687
Deferred income taxes	—	—	424	72	1,171	—	1,667
Income taxes receivable	—	—	199	36	—	(235)	—
Prepaid expenses and other current assets	500	16	2,002	382	1,634	(545)	3,989

Total current assets	702	10,537	51,065	34,244	34,552	(58,264)	72,836

Property and equipment, net	—	—	7,496	1,615	1,240	92	10,443
Intangible assets, net	—	3,970	—	3,288	—	—	7,258
Goodwill	—	9,044	1,935	1,344	701	—	13,024
Deferred income taxes	—	—	—	8,440	1,247	—	9,687
Deferred financing	431	2,599	3,351	—	—	—	6,381
Investment in subsidiaries	—	27,175	38,618	2,336	—	(68,129)	—
Other assets	83	—	161	19	1,532	—	1,795
Long-term intercompany receivable	5,839	—	105,567	—	—	(111,406)	—

Total assets	$7,055	$53,325	$208,193	$51,286	$39,272	$(237,707)	$121,424

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND REDEEMABLE ORDINARY STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long-term debt	$—	$2,400	$2,600	$—	$—	$—	$5,000
Accounts payable	3	—	2,272	3,212	2,658	(382)	7,763
Intercompany payable	1,099	39,060	276	14,542	—	(54,977)	—
Accrued expenses	191	(1)	8,607	1,420	5,653	(209)	15,661

Accrued interest payable	—	4,435	4,803	—	—	—	9,238
Income taxes payable	—	132	—	—	603	(235)	500
Deferred income taxes	—	—	—	—	—	—	—
Deferred revenue	—	—	2,081	34,251	1,408	—	37,740

Total current liabilities	1,293	46,026	20,639	53,425	10,322	(55,803)	75,902

Long-term debt, net of discount	—	131,520	141,873	—	—	—	273,393
Long-term intercompany payable	—	53,964	—	57,442	—	(111,406)	—
Liability in subsidiaries	271,865	—	—	—	—	(271,865)	—
Embedded derivatives	—	9,721	10,531	—	—	—	20,252
Long-term deferred income taxes	—	—	424	—	—	—	424
Deferred revenue and other liabilities	—	1,030	7,858	5,725	2,943	—	17,556

Total liabilities	273,158	242,261	181,325	116,592	13,265	(439,074)	387,527

Redeemable convertible preferred stock and redeemable ordinary stock
Series A redeembable convertible preferred stock	117,923	—	—	—	—	—	117,923
Series B redeemable convertible preferred stock	63,479	—	—	—	—	—	63,479
Right to shares of Series B redeemable convertible preferred stock	5,518	—	—	—	—	—	5,518
Ordinary shares subject to puts	1,160	—	—	—	—	—	1,160

Total redeemable convertible preferred stock and redeemable ordinary stock	188,080	—	—	—	—	—	188,080

Stockholders’ (deficit) equity:
Ordinary stock	16,265	71	20,000	2,370	5,324	(27,765)	16,265
Series B ordinary stock	8,998	—	—	—	—	—	8,998
Additional paid-in-capital	—	57,551	69,562	127	4,448	(131,688)	—
Accumulated (deficit) income	(478,778)	(245,723)	(61,547)	(68,115)	17,420	357,965	(478,778)
Accumulated other comprehensive (loss) income	(668)	(835)	(1,147)	312	(1,185)	2,855	(668)

Total stockholders’ (deficit) equity	(454,183)	(188,936)	26,868	(65,306)	26,007	201,367	(454,183)

Total liabilities, redeemable convertible preferred stock and redeemable ordinary stock, and stockholders’ (deficit) equity	$7,055	$53,325	$208,193	$51,286	$39,272	$(237,707)	$121,424

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIALS STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

13 weeks ended November 24, 2013

CONSOLIDATING STATEMENT OF OPERATIONS (Unaudited)

	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Total

REVENUE
Product	$—	$137	$2,791	$4,203	$8,300	$—	$15,431
Service	—	87	3,048	25,036	3,529	—	31,700
Intercompany	—	11,025	15,982	5,298	4,048	(36,353)	—

Total revenue	—	11,249	21,821	34,537	15,877	(36,353)	47,131

COST OF REVENUE
Product	—	92	1,830	6,560	5,634	(6,749)	7,367
Service	—	—	5,729	1,110	5,618	—	12,457
Intercompany	—	5,600	—	23,672	—	(29,272)	—

Total cost of revenue	—	5,692	7,559	31,342	11,252	(36,021)	19,824

Gross profit	—	5,557	14,262	3,195	4,625	(332)	27,307

OPERATING EXPENSES
Research and development	—	—	5,343	—	—	—	5,343
Sales and marketing	—	—	4,207	42	3,551	—	7,800
General and administrative	182	27	3,639	43	742	7	4,640
Restructuring charges	—	—	671	—	1	—	672
Intercompany	—	—	(672)	673	(1)	—	—
Management fees	125	—	175	—	—	—	300

Total operating expenses	307	27	13,363	758	4,293	7	18,755

Profit (loss) from operations	(307)	5,530	899	2,437	332	(339)	8,552
Interest income	—	—	—	2	—	—	2
Interest expense	(49)	(6,184)	(6,836)	11	—	—	(13,058)
Interest income (expense), intercompany	113	(510)	1,943	(1,569)	23	—	—
Loss on change in fair value for embedded derivatives	—	(178)	(194)	—	—	—	(372)
Other expense, net	(3)	(13)	(105)	(176)	(173)	19	(451)
Other income (expense), intercompany	—	—	9	(171)	162	—	—

(Loss) income before income taxes	(246)	(1,355)	(4,284)	534	344	(320)	(5,327)

Income taxes	—	28	39	330	121	—	518
Equity in profit (loss) in subsidiaries	(5,599)	(3,896)	228	(5)	—	9,272	—

Net (loss) income	$(5,845)	$(5,279)	$(4,095)	$199	$223	$8,952	$(5,845)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIALS STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

13 weeks ended November 25, 2012

CONSOLIDATING STATEMENT OF OPERATIONS

	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Total

REVENUE
Product	$—	$116	$3,663	$2,329	$9,519	$—	$15,627
Service	—	75	2,614	27,165	3,506	—	33,360
Intercompany	—	11,481	18,506	5,945	4,343	(40,275)	—

Total revenue	—	11,672	24,783	35,439	17,368	(40,275)	48,987

COST OF REVENUE
Product	—	85	2,408	6,127	6,234	(8,288)	6,566
Service	—	—	6,461	855	6,088	(11)	13,393
Intercompany	—	6,555	162	25,321	(380)	(31,658)	—

Total cost of revenue	—	6,640	9,031	32,303	11,942	(39,957)	19,959

Gross profit	—	5,032	15,752	3,136	5,426	(318)	29,028

OPERATING EXPENSES
Research and development	—	—	6,184	—	(22)	—	6,162
Sales and marketing	—	—	4,067	51	4,135	—	8,253
General and administrative	262	37	4,129	171	984	—	5,583
Restructuring charges	—	—	37	—	74	—	111
Intercompany	—	—	(37)	71	(34)	—	—
Management fees	125	—	175	—	—	—	300

Total operating expenses	387	37	14,555	293	5,137	—	20,409

Profit (loss) from operations	(387)	4,995	1,197	2,843	289	(318)	8,619
Interest income	—	1	(1)	3	4	—	7
Interest expense	(52)	(5,938)	(6,496)	(15)	15	—	(12,486)
Interest income (expense), intercompany	152	(548)	2,036	(1,625)	(15)	—	—
Gain on change in fair value for embedded derivatives	—	2,636	2,857	—	—	—	5,493
Other expense net	(2)	(16)	(84)	32	(73)	21	(122)
Other income (expense), intercompany	—	—	—	(60)	60	—	—

Income (loss) before income taxes	(289)	1,130	(491)	1,178	280	(297)	1,511

Income taxes (benefits)	—	23	(30)	363	91	—	447
Equity in profit in subsidiaries	1,353	544	181	8	—	(2,086)	—

Net income (loss)	$1,064	$1,651	$(280)	$823	$189	$(2,383)	$1,064

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIALS STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

39 weeks ended November 24, 2013

CONSOLIDATING STATEMENTS OF OPERATIONS

	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Total

REVENUE
Product	$—	$442	$13,168	$11,971	$24,131	$—	$49,712
Service	—	250	8,605	77,018	10,235	—	96,108
Intercompany	—	33,548	52,434	15,125	11,835	(112,942)	—

Total revenue	—	34,240	74,207	104,114	46,201	(112,942)	145,820

COST OF REVENUE
Product	—	279	9,517	18,592	15,820	(21,592)	22,616
Service	—	—	18,155	3,612	16,738	—	38,505
Intercompany	—	19,062	—	72,360	—	(91,422)	—

Total cost of revenue	—	19,341	27,672	94,564	32,558	(113,014)	61,121

Gross profit	—	14,899	46,535	9,550	13,643	72	84,699

OPERATING EXPENSES
Research and development	—	—	17,539	—	—	—	17,539
Sales and marketing	—	—	12,624	152	10,207	—	22,983
General and administrative	424	65	12,330	135	2,405	12	15,371
Restructuring charges	—	—	1,648	—	298	—	1,946
Intercompany	—	—	(1,649)	1,947	(298)	—	—
Management fees	375	—	525	—	—	—	900

Total operating expenses	799	65	43,017	2,234	12,612	12	58,739

Profit (loss) from operations	(799)	14,834	3,518	7,316	1,031	60	25,960
Interest income	—	—	—	4	1	—	5
Interest expense	(152)	(18,560)	(20,348)	—	—	—	(39,060)
Interest income (expense), intercompany	339	(1,531)	5,845	(4,683)	30	—	—
Loss on extinguishment of debt	(9)	(394)	(426)	—	—	—	(829)
Loss on change in fair value for embedded derivatives	—	(660)	(715)	—	—	—	(1,375)
Other expense, net	(8)	(36)	(221)	(472)	(108)	62	(783)
Other income (expense), intercompany	—	—	7	(94)	87	—	—

(Loss) income before income taxes	(629)	(6,347)	(12,340)	2,071	1,041	122	(16,082)

Income taxes	—	116	85	1,116	300	—	1,617
Equity in profit (loss) in subsidiaries	(17,070)	(10,730)	703	36	—	27,061	—

Net (loss) income	$(17,699)	$(17,193)	$(11,722)	$991	$741	$27,183	$(17,699)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIALS STATEMENTS (Unaudited)—(CONTINUED)

(Dollars in thousands)

39 weeks ended November 25, 2012

CONSOLIDATING STATEMENT OF OPERATIONS

	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Total

REVENUE
Product	$—	$419	$14,691	$5,702	$34,285	$—	$55,097
Service	—	225	7,641	80,754	10,298	—	98,918
Intercompany	—	35,257	58,534	26,365	13,215	(133,371)	—

Total revenue	—	35,901	80,866	112,821	57,798	(133,371)	154,015

COST OF REVENUE
Product	—	151	12,934	19,184	21,757	(31,829)	22,197
Service	—	—	20,566	2,955	17,734	(9)	41,246
Intercompany	—	20,146	162	78,635	2,425	(101,368)	—

Total cost of revenue	—	20,297	33,662	100,774	41,916	(133,206)	63,443

Gross profit	—	15,604	47,204	12,047	15,882	(165)	90,572

OPERATING EXPENSES
Research and development	—	—	19,006	1	(22)	—	18,985
Sales and marketing	—	—	12,306	127	11,788	—	24,221
General and administrative	634	162	11,986	445	2,772	—	15,999
Restructuring charges	—	—	114	—	74	—	188
Intercompany	—	—	(114)	148	(34)	—	—
Management fees	375	—	525	—	—	—	900

Total operating expenses	1,009	162	43,823	721	14,578	—	60,293

Profit (loss) from operations	(1,009)	15,442	3,381	11,326	1,304	(165)	30,279
Interest income	—	1	1	8	7	—	17
Interest expense	(157)	(17,791)	(19,463)	(1)	—	—	(37,412)
Interest income (expense), intercompany	456	(1,642)	6,107	(4,921)	—	—	—
Loss on extinguishment of debt	(14)	(444)	(481)	—	—	—	(939)
Gain on change in fair value for embedded derivatives	—	2,240	2,428	—	—	—	4,668
Other expense net	(7)	(41)	(313)	(51)	(105)	40	(477)
Other income (expense), intercompany	—	—	—	(101)	101	—	—

(Loss) income before income taxes	(731)	(2,235)	(8,340)	6,260	1,307	(125)	(3,864)

Income taxes	—	84	67	1,296	772	—	2,219
Equity in profit (loss) in subsidiaries	(5,352)	(2,909)	516	18	—	7,727	—

Net (loss) income	$(6,083)	$(5,228)	$(7,891)	$4,982	$535	$7,602	$(6,083)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

CONSOLIDATING STATEMENTS OF COMPREHENSIVE LOSS

13 weeks ended November 24, 2013

	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Total
	(Dollars in thousands)

Net (loss) income	$(5,845)	$(5,279)	$(4,095)	$199	$223	$8,952	$(5,845)

Other comprehensive income, net of taxes:
Cumulative translation adjustments	102	102	101	2	107	(312)	102

Changes in market value of corporate equity security:
Unrealized gain on corporate equity security, net of taxes	6	6	6	—	6	(18)	6

Comprehensive (loss) income	$(5,737)	$(5,171)	$(3,988)	$201	$336	$8,622	$(5,737)

CONSOLIDATING STATEMENTS OF COMPREHENSIVE LOSS

39 weeks ended November 24, 2013

	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Total
	(Dollars in thousands)

Net (loss) income	$(17,699)	$(17,193)	$(11,722)	$991	$741	$27,183	$(17,699)

Other comprehensive loss, net of taxes:
Cumulative translation adjustments	(503)	(503)	(494)	(9)	(444)	1,450	(503)

Changes in market value of corporate equity security:
Unrealized gain on corporate equity security, net of taxes	11	11	11	—	11	(33)	11

Comprehensive (loss) income	$(18,191)	$(17,685)	$(12,205)	$982	$308	$28,600	$(18,191)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(CONTINUED)

CONSOLIDATING STATEMENTS OF COMPREHENSIVE LOSS

13 weeks ended November 25, 2012

	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Total
	(Dollars in thousands)

Net income (loss)	$1,064	$1,651	$(280)	$823	$189	$(2,383)	$1,064

Other comprehensive income, net of taxes:
Cumulative translation adjustments	25	25	24	—	60	(109)	25

Changes in market value of corporate equity security:
Unrealized loss on corporate equity security, net of taxes of $1 and $1	(1)	(1)	(1)	—	(1)	3	(1)

Comprehensive income (loss)	$1,088	$1,675	$(257)	$823	$248	$(2,489)	$1,088

CONSOLIDATING STATEMENTS OF COMPREHENSIVE LOSS

39 weeks ended November 25, 2012

	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Total
	(Dollars in thousands)

Net (loss) income	$(6,083)	$(5,228)	$(7,891)	$4,982	$535	$7,602	$(6,083)

Other comprehensive (loss) income, net of taxes:
Cumulative translation adjustments	(422)	(422)	(625)	(3)	604	446	(422)

Changes in market value of corporate equity security:
Unrealized loss on corporate equity security, net of taxes of $1 and $1	(3)	(3)	(3)	—	(3)	9	(3)

Comprehensive (loss) income	$(6,508)	$(5,653)	$(8,519)	$4,979	$1,136	$8,057	$(6,508)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIALS STATEMENTS (Unaudited)—(CONTINUED)

39 weeks ended November 24, 2013

CONSOLIDATING STATEMENTS OF CASH FLOWS

	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Total
	(Dollars in thousands)
Operating activities
Cash flows (used in) provided by operating activities, net of acquisition:
Net (loss) income	$(17,699)	$(17,193)	$(11,721)	$991	$740	$27,183	$(17,699)
Adjustments to reconcile net (loss) income to net (used in) cash provided by operating activities:
Depreciation and amortization	—	318	2,870	1,339	572	13	5,112
Amortization of deferred financing cost and debt discount	153	4,495	5,107	—	—	—	9,755
Stock-based compensation	—	—	88	—	16	—	104
Provision for doubtful accounts	—	—	(4)	(245)	—	—	(249)
Inventory provision	—	—	2,247	(58)	(940)	—	1,249
Loss on extinguishment of debt	9	394	426	—	—	—	829
Premium on excess cash flow payment	—	(480)	(521)	—	—	—	(1,001)
Loss on change in fair value of embedded derivatives	—	661	714	—	—	—	1,375
Loss on retirement of property and equipment	—	—	49	—	—	—	49
Interest payable-in-kind	—	3,354	3,633	—	—	—	6,987
Equity in profit (loss) subsidiaries	17,070	10,730	(703)	(36)	—	(27,061)	—
Changes in assets and liabilities:
Accounts receivable	—	25	4,314	4,188	(3,658)	273	5,142
Inventory	—	—	(1,998)	465	898	(71)	(706)
Prepaid expenses and other current assets	263	33	(226)	48	229	(239)	108
Accounts payable	(3)	—	(372)	(268)	289	(40)	(394)
Intercompany receivable	152	10,076	(8,980)	(19,734)	(1,488)	19,974	—
Intercompany payable	328	(5,486)	3,154	16,747	5,295	(20,038)	—
Accrued expenses	(84)	(145)	(1,631)	(100)	(1,248)	5	(3,203)
Accrued interest	—	(2,974)	(3,217)	—	—	—	(6,191)
Income taxes payable	—	—	42	198	(321)	—	(81)
Deferred revenue	—	—	(706)	(9,257)	462	—	(9,501)
Other long-term assets and liabilities	83	11	903	128	(417)	(6)	702

Net cash (used in) provided by operating activities	272	3,819	(6,532)	(5,594)	429	(7)	(7,613)

Investing activities
Cash flows used in investing activities:
Acquisition of property and equipment	—	—	(2,020)	(427)	(423)	—	(2,870)
Capitalization of software development costs	—	(1,387)	—	—	—	—	(1,387)
Intercompany investing activities	—	—	(1)	(6)	—	7	—
Payments on intercompany financing					(3,687)	3,687	—
Proceeds on intercompany financing			3,687			(3,687)	—
Acquisition of other long-term assets	—	(93)	—	—	—	—	(93)

Net cash (used in) investing activities	—	(1,480)	1,666	(433)	(4,110)	7	(4,350)

Financing activities
Cash flows provided by (used in) financing activities:
Proceeds from revolving credit facility	—	—	8,000	—	—	—	8,000
Payments on long-term debt	—	(2,392)	(2,613)	—	—	—	(5,005)
Payment of equity issuance fees	(144)	—	—	—	—	—	(144)
Payments on intercompany financing	—	—	—	(3,687)	—	3,687	—
Proceeds on intercompany financing	—	—	—	3,687	—	(3,687)	—

Net cash provided by (used in) financing activities	(144)	(2,392)	5,387	0	0	0	2,851

Effect of exchange rate changes on cash	—	—	(54)	(114)	(307)	0	(475)

Net (decrease) increase in cash and cash equivalents	128	(53)	467	(6,141)	(3,988)	—	(9,587)
Cash and cash equivalents at beginning of period	50	144	931	11,925	9,113	—	22,163

Cash and cash equivalents at end of period	$178	$91	$1,398	$5,784	$5,125	—	$12,576

Supplemental cash flow information:
Supplemental disclosure of non-cash investing and financing activities Accretion of preferred stock Series A	$7,076	$—	$—	$—	$—	$—	$7,076
Supplemental disclosure of non-cash investing and financing activities Accretion of preferred stock Series B	19,826	—	—	—	—	—	$19,826

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

NOTES TO CONSOLIDATED FINANCIALS STATEMENTS (Unaudited)—(CONTINUED)

39 weeks ended November 25, 2012

CONSOLIDATING STATEMENT OF CASH FLOWS

	Bermuda Holdings	Bermuda Ltd	Stratus US	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Total
				(Dollars in thousands)
Operating activities
Cash flows provided by (used in) operating activities:
Net (loss) income	$(6,083)	$(5,228)	$(7,891)	$4,982	$535	$7,602	$(6,083)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	—	242	3,912	411	716	—	5,281
Amortization of deferred financing cost and debt discount	157	3,988	4,559	—	—	—	8,704
Stock-based compensation	—	—	138	—	22	—	160
Provision for doubtful accounts	—	—	—	(38)	(1)	—	(39)
Inventory provision	—	—	860	(288)	(82)	—	490
Loss on extinguishment of debt	14	444	481	—	—	—	939
Premium on excess cash flow payment	—	(480)	(519)	—	—	—	(999)
Gain on change in fair value of embedded derivatives	—	(2,241)	(2,427)	—	—	—	(4,668)
Loss on sale of asset	—	—	31	—	—	—	31
Loss on retirement of property and equipment	—	—	84	—	—	—	84
Interest payable-in-kind	—	3,065	3,320	—	—	—	6,385
Equity in profit (loss) subsidiaries	5,352	2,909	(516)	(18)	—	(7,727)	—
Changes in assets and liabilities:
Accounts receivable	—	—	2,742	3,848	(603)	(232)	5,755
Inventory	—	—	(1,283)	199	502	164	(418)
Prepaid expenses and other current assets	(6)	18	92	120	858	(765)	317
Accounts payable	111	2,650	1,873	(5,836)	(306)	843	(665)
Intercompany receivable	—	(2,112)	(7,895)	(10,595)	(4,362)	24,964	—
Intercompany payable	247	8,967	3,393	9,791	2,606	(25,004)	—
Accrued expenses	(59)	207	83	(6)	(1,197)	154	(818)
Accrued interest	—	(3,080)	(3,337)	—	—	—	(6,417)
Income taxes payable	—	—	(488)	651	368	—	531
Deferred revenue	—	—	174	(5,773)	490	—	(5,109)
Other long-term assets and liabilities	375	(74)	2,613	(534)	(197)	1	2,184

Net cash provided by (used in) operating activities	108	9,275	(1)	(3,086)	(651)	—	5,645

Investing activities
Cash flows used in investing activities:
Acquisition of property and equipment	—	—	(4,339)	—	(533)	—	(4,872)
Acquisiton of business, net of cash acquired	—	(6,849)	28	—	—	—	(6,821)
Other investing activities	—	—	(6)	—	—	6	—
Acquistion of other long-term assets	—	(100)	—	—	—	—	(100)

Net cash used in investing activities	—	(6,949)	(4,317)	—	(533)	6	(11,793)

Financing activities
Cash flows used in financing activities:
Payments on long-term debt	—	(2,398)	(2,597)	—	—	—	(4,995)
Other financing activities	—	—	2	—	4	(6)	—

Net cash used in financing activities	—	(2,398)	(2,595)	—	4	(6)	(4,995)

Effect of exchange rate changes on cash	—	—	(121)	(30)	(250)	—	(401)

Net (decrease) increase in cash and cash equivalents	108	(72)	(7,034)	(3,116)	(1,430)	—	(11,544)
Cash and cash equivalents at beginning of period	93	262	8,389	11,767	6,999	—	27,510

Cash and cash equivalents at end of period	$201	$190	$1,355	$8,651	$5,569	$—	$15,966

Supplemental cash flow information:
Supplemental disclosure of non-cash investing and financing activities Accretion of preferred stock Series A	$6,551	$—	$—	$—	$—	$—	$6,551
Supplemental disclosure of non-cash investing and financing activities Accretion of preferred stock Series B	3,527	—	—	—	—	—	$3,527

OPERATING AND FINANCIAL REVIEW

The following discussion and analysis of our operating and financial results should be read in conjunction with our unaudited interim consolidated financial statements. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth below under “Cautionary Statement Regarding Forward Looking Statements” and “Risk Factors” contained in our fiscal 2013 annual report on Form 20-F and elsewhere in this report. Our unaudited interim consolidated financial statements and the financial information discussed below has been prepared in accordance with accounting principles generally accepted in the United States. Immaterial differences between numbers contained in such tables and in our unaudited consolidated financial statements are due to rounding.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This report contains forward-looking statements. These statements relate to future events or our future financial performance and implicate known and unknown risks, uncertainties and other factors that may cause the actual results, performances or levels of activity of our business or our industry to be materially different from that expressed or implied by any such forward looking statements and are not guarantees of future performance. Such statements include those regarding our ability to develop and implement new products and technology, the timing of product deliveries, expectations regarding market growth and developments, statements concerning our expected financial performance and strategic and operational plans and statements containing the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “seek” and similar expressions.

The risk factors that appear below could materially affect our business, financial condition and results of operations. This description includes any material changes to and supersedes the description of the risk factors associated with our business previously disclosed in “Item 3. Key Information — D. Risk Factors.” of our Annual Report on Form 20-F. The risks and uncertainties described below are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect many other companies.

Although we believe that the plans, intentions and expectations reflected in such statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. You are cautioned that such forward-looking statements involve a number of risks and uncertainties including, but not limited to:

•	the continued acceptance of our products by the market;

•	our ability to enter into new service agreements and to retain customers under existing service contracts;

•	our ability to source quality components and key technologies without interruption and at acceptable prices;

•	our ability to comply with certain covenants in our Revolving Credit Facility, our Second Lien Credit Facility and the indenture governing the Units and underlying Notes;

•	our ability to refinance indebtedness when required;

•	our reliance on sole source manufacturers and suppliers;

•	the presence of existing competitors and the emergence of new competitors;

•	our financial condition and liquidity and our leverage and debt service obligations;

•	economic conditions globally and in our most important markets;

•	developments in the fault-tolerant and high-availability software and server markets;

•	claims by third parties that we infringe upon their intellectual property rights;

•	our success in adequately protecting our intellectual property rights;

•	our success in maintaining efficient manufacturing and logistics operations;

•	our ability to recruit, retain and develop appropriately skilled employees;

•	exposure for systems and service failures;

•	fluctuations in foreign currency exchange rates;

•	fluctuations in interest rates;

•	current risks of terrorist activity and acts of war;

•	impact of changing tax laws;

•	the timing and amount of software development costs that may be capitalized beginning when technological feasibility has been established and ending when the product is available for general release;

•	the impact of changes in policies, laws, regulations or practices of foreign governments on our international operations;

•	impact of natural or man-made disasters;

•	and other factors discussed under Risk Factors contained in our fiscal 2013 annual report on Form 20-F and elsewhere in this report.

Our business could be materially adversely affected as a result of a financial requirement violation.

As a result of our total revenue over the last twelve month periods ended August 25, 2013 and November 24, 2013, we are not in compliance with a financial requirement contained in our managed services contract with our largest customer for the quarters ended August 25, 2013 and November 24, 2013. We cannot be sure that this customer will not seek to terminate this contract prior to its scheduled expiration or its other relationships with us, as a result of our non-compliance with the revenue requirement, as a result of our financial condition or for any other reason.

Our business could be materially adversely affected as a result of the expiration of our Revolving Credit Facility.

Our Revolving Credit Facility expires September 29, 2014. There can be no assurance that we will be able to refinance the existing revolving credit facility, enter into a new facility with reasonable terms, or at all. There were $8.0 million in cash borrowings outstanding at November 24, 2013 and a $1.0 million stand-by letter of credit applied against the Revolving Credit Facility.

All forward-looking statements are expressly qualified in their entirety by the cautionary statements included in this report. These forward-looking statements represent our views only as of the date of this report. We do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Current information in this report has been updated to January 13, 2014, and we undertake no duty to further update this information unless we are required to do so under applicable securities laws. The specific risk factors set forth under “Risk Factors” of our fiscal 2013 annual report on Form 20-F, as well as the other information contained in this report, are important factors, among others, that could cause our actual results to differ from our expected or historical results and individually or any combination thereof could adversely affect our financial position and results of operations.

Operating Results

Overview

We are a leading global provider of a differentiated suite of continuous availability solutions for mission-critical enterprise applications for the enterprise data center and Small and Medium Businesses (“SMB”). Our customer base includes some of the most recognizable companies in the world across a variety of large industries, including financial services, health care and life sciences, manufacturing and logistics, and government and public safety. We are a solutions provider of fault-tolerant servers and services to 99 of the top 200 Fortune Global 500 companies and we have approximately 16,000 installed service systems worldwide. Our customers rely on our products and services for their critical computer-based operations that they require to be continuously or highly available for the proper functioning of their businesses. As a result, we believe that we have developed deep and highly strategic relationships with our customers, many of which have relied on us for multiple decades. Built on over 30 years of expertise and supported by a culture that strives to offer the highest level of service in the industry, we believe our solutions offer a level of depth and robustness that is unique in the industry. We currently provide two lines of fault-tolerant servers, the legacy system family and the ftServer system family, each of which is supported by a technologically advanced worldwide service offering, along with high availability and fault-tolerant software solutions through both our Avance and everRun products.

We currently have a research and development center in the United States. Most of our product manufacturing is done through our Purchase and Distribution Agreement with NEC in Ibaraki, Japan for our current line of ftServer systems. In addition, we operate manufacturing facilities in Maynard, Massachusetts for new product related to ftScalable storage and V-Series product along with used and refurbished ftServer systems line and legacy systems line, and Dublin, Ireland related to our used and refurbished products for both ftServer systems line and legacy systems line. We maintain sales and service offices in 19 countries worldwide.

The table set forth below shows our consolidated revenue for each of our product lines and service offerings:

Product revenue consists primarily of revenue generated from sales of our servers, which include our proprietary and other operating systems. We have typically experienced a decline in revenue from sales of legacy systems over the years due to a number of factors, the emergence of newer and more competitive high-availability server products, the proprietary nature of the operating systems running on the legacy systems and a shift in our business focus to sales of ftServer, Avance and everRun systems. We expect our future product revenue growth largely to derive from sales of ftServer systems and our Avance and everRun software. We also intend to leverage our current installed base through add-on sales and upgrades.

Service revenue consists of revenue primarily generated from our customer support activities, which consist of maintenance contracts for which revenue typically is recognized ratably over the contractual period, along with services such as part repair, time and materials activities, installation, education, managed services and professional consulting services. In the quarter-to-date period ended November 24, 2013 and November 25, 2012, 88% and 90% of ftServer sales included service contracts, respectively. In the quarter-to-date period ended November 24, 2013 and November 25, 2012, 50% and 83% of legacy sales included service contracts, respectively. Our systems tend to remain under service and in operation for long periods of time, historically resulting in a relatively predictable customer service revenue stream.

Product and Service Revenue

	13 Weeks Ended		39 weeks ended
	November 24, 2013	November 25, 2012	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Legacy products	$1,709	$3,130	$12,998	$18,464
ftServer products	11,979	11,583	33,126	34,519
Software products	1,743	914	3,588	2,114

Total product revenue	15,431	15,627	49,712	55,097
Customer service revenue	25,604	27,297	78,512	81,013
Solution services revenue	6,096	6,063	17,596	17,905

Total service revenue	31,700	33,360	96,108	98,918

Total revenue	$47,131	$48,987	$145,820	$154,015

Revenue by Region

	13 weeks ended				39 weeks ended
	November 24, 2013	% of Rev	November 25, 2012	% of Rev	November 24, 2013	% of Rev	November 25, 2012	% of Rev
	(Dollars in thousands)
U.S.	$17,929	38.0%	$18,499	37.8%	$58,491	40.1%	$58,553	38.0%
EMEA	9,525	20.2	10,069	20.6	28,165	19.3	32,962	21.4
Japan	11,771	25.0	14,115	28.8	37,024	25.4	43,159	28.0
Asia-Pacific	7,173	15.2	5,631	11.5	18,311	12.6	17,702	11.5
Other	733	1.6	673	1.4	3,829	2.6	1,639	1.1

Total Revenue	$47,131	100.0%	$48,987	100.0%	$145,820	100.0%	$154,015	100.0%

(“EMEA” includes Europe, Middle East and Africa, “Asia-Pacific” includes Asia, Australia and New Zealand and “Other” includes Mexico, Central America and South America.)

Results of Operations

The following tables summarize our results of operations for the quarter-to-date and year-to-date fiscal periods ended November 24, 2013 and November 25, 2012. Percentages in the below table are based on total revenue.

	13 Weeks Ended		39 Weeks Ended
	November 24, 2013	November 25, 2012	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Revenue
Product	$15,431	$15,627	$49,712	$55,097
Service	31,700	33,360	96,108	98,918

Total revenue	47,131	48,987	145,820	154,015
Product	7,367	6,566	22,616	22,197
Service	12,457	13,393	38,505	41,246

Total cost of revenue	19,824	19,959	61,121	63,443

Gross Profit	27,307	29,028	84,699	90,572

Research and development	5,343	6,162	17,539	18,985
Sales and marketing	7,800	8,253	22,983	24,221
General and administrative	4,640	5,583	15,371	15,999
Restructuring	672	111	1,946	188
Management fees	300	300	900	900

Total operating expenses	18,755	20,409	58,739	60,293

Profit from operations	8,552	8,619	25,960	30,279
Interest income	2	7	5	17
Interest expense	(13,058)	(12,486)	(39,060)	(37,412)
Loss on extinguishment of debt	—	—	(829)	(939)
(Loss) gain in change in fair value of derivatives	(372)	5,493	(1,375)	4,668
Other expense, net	(451)	(122)	(783)	(477)

(Loss) income before income taxes	(5,327)	1,511	(16,082)	(3,864)
Income taxes	518	447	1,617	2,219

Net (loss) income	$(5,845)	$1,064	$(17,699)	$(6,083)

	13 Weeks Ended		39 Weeks Ended
	November 24, 2013	November 25, 2012	November 24, 2013	November 25, 2012

Revenue
Product	32.7%	31.9%	34.1%	35.8%
Service	67.3	68.1	65.9	64.2

Total revenue	100.0	100.0	100.0	100.0
Product	15.6	13.4	15.5	14.4
Service	26.4	27.3	26.4	26.8

Total cost of revenue	42.1	40.7	41.9	41.2

Gross Profit	57.9	59.3	58.1	58.8

Research and development	11.3	12.6	12.0	12.3
Sales and marketing	16.5	16.8	15.8	15.7
General and administrative	9.8	11.4	10.5	10.4
Restructuring	1.4	0.2	1.3	0.1
Management fees	0.6	0.6	0.6	0.6

Total operating expenses	39.8	41.7	40.3	39.1

Profit from operations	18.1	17.6	17.8	19.7
Interest income	—	—	—	—
Interest expense	(27.7)	(25.5)	(26.8)	(24.3)
Loss on extinguishment of debt	—	—	(0.6)	(0.6)
(Loss) gain in change in fair value of derivatives	(0.8)	11.2	(0.9)	3.0
Other expense, net	(1.0)	(0.2)	(0.5)	(0.3)

(Loss) income before income taxes	(11.3)	3.1	(11.0)	(2.5)
Income taxes	1.1	0.9	1.1	1.4

Net (loss) income	(12.4)%	2.2%	(12.1)%	(3.9)%

Non-GAAP Financial Measures

	13 Weeks Ended		39 Weeks Ended
	November 24, 2013	November 25, 2012	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Net (loss) income	$(5,845)	$1,064	$(17,699)	$(6,083)
Add:
Interest expense, net	13,056	12,479	39,055	37,395
Income taxes	518	447	1,617	2,219
Depreciation and amortization	1,597	1,855	5,112	5,281

EBITDA (1)	$9,326	$15,845	$28,085	$38,812

Add (deduct):
Restructuring (a)	672	111	1,946	188
Stock-based compensation expense (b)	6	58	104	160
Management fees (c)	300	300	900	900
Reserves (d)	247	295	1,249	490
Loss on extinguishment of debt (e)	—	—	829	939
Loss (gain) on change in fair value for embedded derivatives (f)	372	(5,493)	1,375	(4,668)
Other expense, net (g)	476	242	1,833	906

Total adjustments	2,073	(4,487)	8,236	(1,085)

Adjusted EBITDA (1)	$11,399	$11,358	$36,321	$37,727

1)	EBITDA represents income (loss) before interest, taxes, depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition to other applications, EBITDA is used by us and others in our industry to evaluate and price potential acquisition candidates.

Adjusted EBITDA represents EBITDA with certain additional adjustments, as calculated pursuant to the requirements of the interest maintenance covenant under our Revolving Credit Facility. We present Adjusted EBITDA because we believe that it allows investors to assess our ability to meet the interest maintenance covenant under our Revolving Credit Facility.

Our management also uses Adjusted EBITDA internally as a basis upon which to assess our operating performance, and Adjusted EBITDA is also a factor in the evaluation of the performance of our management in determining compensation. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under Generally Accepted Accounting Principles (“GAAP’). Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally, as described above. See the statements of cash flows attached to this report.

a)	In order to better align expenses with anticipated revenues, we implemented restructuring programs in the quarter-to-date and year-to-date period ended November 24, 2013 as well as in prior periods. These programs were designed to streamline our business model and centralize certain functions.

See Note 4 of these unaudited interim financial statements.

b)	In the quarter-to-date and year-to-date fiscal periods ended November 24, 2013 and November 25, 2012, we recorded non-cash stock-based compensation expense charges related to share-based awards to employees.
c)	On April 30, 2010 we entered into a four year advisory and strategic planning agreement with an investment banking firm. The yearly fee is $0.5 million.

On October 1, 2005, we entered into an Agreement for Management, Advisory, Strategic Planning and Consulting Services with Investcorp International, Inc., an affiliate of the Investcorp Group, and MidOcean US Advisor, LP, an affiliate of MidOcean, for an aggregate yearly fee of $0.7 million which renews on an annual basis. The payment of the yearly fee is restricted in the Senior Secured Notes and in the Second Lien Credit Facility until these credit facilities are paid in full.

The long-term accrued liability related to this yearly fee totaled $4.3 million and $3.8 million at November 24, 2013 and February 24, 2013, respectively.

d)	In the quarter-to-date and year-to-date fiscal periods ended November 24, 2013 and November 25, 2012, we recorded non-cash inventory write-downs.
e)	In the year-to-date fiscal period ended November 24, 2013 and November 25, 2012 we recorded a loss on extinguishment of debt related to the ECF payment in the fiscal second quarter 2014 and 2013, related to the Senior Secured Notes. The loss is due to a premium, the write-off of a pro rata portion of deferred financing fees along with debt discount and related fees offset by the reduction in the value ascribed to the ECF embedded derivative liability.

See Note 5 of these unaudited consolidated financial statements.

f)	In the quarter-to-date and year-to-date fiscal periods ended November 24, 2013 and November 25, 2012, we recorded a loss and gain, respectively, due to the net change in fair value of the embedded derivatives related to the Senior Secured Notes.
g)	In the quarter-to-date fiscal period ended November 24, 2013, we recorded other expense, net of $0.5 million, primarily consisting of $0.3 million of net foreign currency loses and $0.1 million of bank fees.

In the year-to-date fiscal period ended November 24, 2013, we recorded other expense, net of $1.8 million, primarily consisting of $1.1 million of miscellaneous and non-recurring charges, $0.3 million of net foreign currency losses and $0.4 million of bank fees.

In the quarter-to-date fiscal period ended November 25, 2012, we recorded other expense, net of $0.2 million, primarily consisting of $0.1 million of bank fees and $0.1 million of miscellaneous and non-recurring charges.

In the year-to-date fiscal period ended November 25, 2012, we recorded other expense, net of $0.9 million, primarily consisting of $0.5 million of miscellaneous and non-recurring charges and $0.4 of million bank fees.

Quarter-to-date fiscal period ended November 24, 2013 compared to the Quarter-to-date fiscal period ended November 25, 2012

Revenue

Total revenue for the quarter-to-date fiscal period ended November 24, 2013 decreased by 3.8% to $47.1 million from $49.0 million for the quarter-to-date fiscal period ended November 25, 2012.

	13 weeks ended		(Decrease) Increase
	November 24, 2013	November 25, 2012	$	%
	(Dollars in thousands)
Product revenue	$15,431	$15,627	$(196)	(1.3)%
Service revenue	31,700	33,360	(1,660)	(5.0)

Total revenue	$47,131	$48,987	$(1,856)	(3.8)%

Product Revenue. Product revenue for the quarter-to-date fiscal period ended November 24, 2013 decreased by 1.3% to $15.4 million from $15.6 million in the quarter-to-date fiscal period ended November 25, 2012. The decrease in product revenue was primarily due to a decline in legacy sales which was partially offset by the ftServer revenue increase of 3.4% primarily due to stronger sales in Asia Pacific, primarily within China. The increase in software revenue was primarily due to the acquisition of Marathon Technologies in Q313 and was impacted by a large volume purchase in Germany by a large global account. The constant currency calculation for the quarter resulted in an unfavorable net impact of $1.1 million compared to the prior year.

	13 weeks ended		(Decrease) Increase
	November 24, 2013	November 25, 2012	$	%
	(Dollars in thousands)
Continuum	$338	$956	$(618)	(64.6)%
V-Series	1,371	2,174	(803)	(36.9)

Total Legacy	1,709	3,130	(1,421)	(45.4)

Windows	5,704	7,919	(2,215)	(28.0)
Linux	2,750	1,409	1,341	95.2
VMware	3,525	2,255	1,270	56.3

Total ft	11,979	11,583	396	3.4

Software	1,743	914	829	90.7

Total Product Revenue	$15,431	$15,627	$(196)	(1.3)%

Service Revenue. Service revenue for the quarter-to-date fiscal period ended November 24, 2013 decreased by 5.0% to $31.7 million from $33.4 million in the quarter-to-date fiscal period ended November 25, 2012. Service revenue was down primarily due to the unfavorable impact of foreign exchange rates, the expected attrition associated with our legacy installed base and slightly lower ftServer revenue as a result of lower product sales. Solution Services were higher when adjusted for constant currency when compared to the same quarter last year. The constant currency calculation for the quarter resulted in an unfavorable net impact of $2.5 million compared to the prior year.

Gross Profit

Gross profit for the quarter-to-date fiscal period ended November 24, 2013 decreased by 5.9% to $27.3 million from $29.0 million in the quarter-to-date fiscal period ended November 25, 2012. Gross profit margin for those time periods decreased to 57.9% from 59.3%.

Product gross profit for the quarter-to-date fiscal period ended November 24, 2013 decreased by 11.0% to $8.1 million from $9.1 million in the quarter-to-date fiscal period ended November 25, 2012. Product profit margin for those time periods decreased from 58.0% to 52.3%. These decreases were primarily a result of lower legacy revenue partially offset by increased software revenue. The constant currency calculation for the quarter resulted in an unfavorable net impact of $0.8 million compared to the prior year.

Service gross profit for the quarter-to-date fiscal period ended November 24, 2013 decreased by 3.6% to $19.2 million from $20.0 million in the quarter-to-date fiscal period ended November 25, 2012. Service profit margin for those time periods increased slightly from 59.9% to 60.7%. The gross decrease was primarily due to decreased customer service revenue as discussed above. These were partially offset by lower payroll related costs due to lower headcount, and lower material and freight costs. The constant currency calculation for the quarter resulted in a net unfavorable net impact of $1.7 million compared to the prior year.

Research and Development

Research and development expenses for the quarter-to-date fiscal period ended November 24, 2013 decreased by 13.3% to $5.3 million from $6.2 million in the quarter-to-date fiscal period ended November 25, 2012. Research and development expenses as a percentage of total revenue decreased in the quarter-to-date fiscal period ended November 24, 2013 to 11.3% from 12.6% during the same period in fiscal 2013. The gross decrease was primarily due to the capitalization of software development costs of $1.0 million. These were partially offset by increased outsourcing costs.

Sales and Marketing

Sales and marketing expenses for the quarter-to-date fiscal period ended November 24, 2013 decreased by 5.5% to $7.8 million from $8.3 million in the quarter-to-date fiscal period ended November 25, 2012. Sales and marketing expenses as a percentage of total revenue decreased in the quarter-to-date fiscal period ended November 24, 2013 to 16.5% from 16.8% during the same period in fiscal 2013. The gross decrease was primarily due to lower payroll related costs as a result of lower headcount. The constant currency calculation for the quarter resulted in a favorable net impact of $0.3 million compared to the prior year.

General and Administrative

General and administrative expenses for the quarter-to-date fiscal period ended November 24, 2013 decreased by 16.9% to $4.6 million from $5.6 million in the quarter-to-date fiscal period ended November 25, 2012. General and administrative expenses as a percentage of total revenue decreased in the quarter-to-date fiscal period ended November 24, 2013 to 9.8% from 11.4% in the same time period in fiscal 2013. This gross decrease was primarily due to lower payroll related costs as a result of lower headcount, decreased legal fees and lower facility costs as a result of the cease-use restructuring on the third floor of our headquarters in Maynard, MA. The constant currency calculation for the quarter resulted in a net favorable impact of $0.1 million compared to the prior year.

Restructuring Charges

Restructuring charges for the quarter-to-date fiscal period ended November 24, 2013 and November 25, 2012 were a result of a restructuring program to rebalance our workforce to further align spending with current business initiatives and as well as adjustments to prior period estimates. See Note 4 of these unaudited interim consolidated financial statements.

Management Fees

Management fees of $0.3 million for the quarter-to-date fiscal periods ended November 24, 2013 and November 25, 2012 were included as operating expenses. These are primarily comprised of fees of approximately $0.2 million for our private equity sponsors for the quarter-to-date fiscal periods ended November 24, 2013 and November 25, 2012, respectively. These fees are accrued and will be paid only after fully satisfying our debt obligations. Additionally, on April 30, 2010 we entered into a four year agreement with an investment bank for advisory services and incurred expenses of approximately $0.1 million for the quarter-to-date fiscal periods ended November 24, 2013 and November 25, 2012, respectively.

Profit from Operations

As a result of the above factors, profit from operations for the quarter-to-date fiscal period ended November 24, 2013 decreased by less than $0.1 million to $8.6 million from $8.6 million during the same time period in fiscal 2013. Operating margin for those time periods increased from 17.6% to 18.1%. This was primarily due to lower customer service revenue. These were partially offset by the capitalization of software development costs, decreased headcount as a result of restructuring programs, decreased legal costs and lower facility costs as a result of the cease-use restructuring on the third floor of our headquarters in Maynard, MA. The constant currency calculation for the quarter resulted in a net unfavorable impact of $2.2 million compared to the prior year.

Interest Expense, Net

Interest expense, net for the quarter-to-date fiscal period ended November 24, 2013 increased by $0.6 million to $13.1 million from $12.5 million during the same period in fiscal 2013. The increase is due to accretion of interest payable-in-kind under the Second Lien Credit Facility, increased amortization of debt discounts and deferred financing fees, and borrowings under our Revolving Credit Facility.

The weighted-average interest rate of the Senior Secured Notes was 13.9% for the thirteen week fiscal periods ended November 24, 2013 and November 25, 2012. The weighted-average interest rate of the Second Lien Credit Facility was 14.6% and 14.7% for the thirteen week fiscal periods ended November 24, 2013 and November 25, 2012, respectively. The weighted-average interest rate of the Revolving Credit Facility was 6.3% for the thirteen week fiscal period ended November 24, 2013.

Cash interest expense related to semi-annual interest payments on the Senior Secured Notes, payments on the Second Lien Credit Facility, and Revolving Credit Facility for the quarter-to-date fiscal periods ended November 24, 2013 and November 25, 2012 was $7.4 million and $7.3 million, respectively.

There were borrowings of $8.0 million under the Revolving Credit Facility during the quarter-to-date fiscal period ended November 24, 2013 and no borrowings during the quarter-to-date fiscal period ended November 25, 2012.

(Loss) Gain on Change in Fair Value for Embedded Derivatives

Loss on change in fair value for embedded derivatives for the quarter-to-date fiscal period ended November 24, 2013 was $0.4 million compared to a gain of $5.5 million for the quarter-to-date fiscal period ended November 25, 2012 as a result of changes in the implied yield and the passage of time. See Note 10 of our fiscal 2013 annual report on Form 20-F, under “Item 5. Operating and Financial Review and Prospects”. This was derived using a valuation model that utilizes the income valuation approach. This valuation model takes into account cash flows expected to be generated over the instrument’s remaining life, the contract terms and other inputs such as management’s estimation of the probability of certain events, as well as other data points.

Other Expense, net

Other expense, net for the quarter-to-date fiscal period ended November 24, 2013 increased by $0.3 million to $0.5 million compared to $0.1 million in the same period in fiscal 2013. The increase is primarily due to increased net foreign exchange losses.

Income Taxes

Income tax expense for the quarter-to-date fiscal period ended November 24, 2013 increased by $0.1 million to $0.5 million compared to $0.4 million for the quarter-to-date fiscal period ended November 25, 2012 primarily as a result of increased withholding taxes partially offset by decreased taxable income. For the quarter-to-date fiscal periods ended November 24, 2013 and November 25, 2012, despite a pre-tax loss, our income tax liability is a result of the withholding tax incurred primarily by our Irish entity, realizing taxable income in certain foreign jurisdictions and not reflecting significant tax benefits for losses in other jurisdictions.

Year-to-date fiscal period ended November 24, 2013 compared to the Year-to-date fiscal period ended November 25, 2012

Revenue

Total revenue for the year-to-date fiscal period ended November 24, 2013 decreased by 5.3% to $145.8 million from $154.0 million for the year-to-date fiscal period ended November 25, 2012.

	39 weeks ended		(Decrease) Increase
	November 24, 2013	November 25, 2012	$	%
	(Dollars in thousands)
Product revenue	$49,712	$55,097	$(5,385)	(9.8)%
Service revenue	96,108	98,918	(2,810)	(2.8)

Total revenue	$145,820	$154,015	$(8,195)	(5.3)%

Product Revenue. Product revenue for the year-to-date fiscal period ended November 24, 2013 decreased by 9.8% to $49.7 million from $55.1 million in the year-to-date fiscal period ended November 25, 2012. The decrease in product revenue was primarily due to the decline in legacy as a result of a large number of V-Series deals closed in the prior year. ftServer product sales were down 4% or $1.4 million. Increased ftServer revenues recognized in Americas and Asia Pacific were more than offset by declines in EMEA and Japan. Software revenue grew by $1.5 million primarily due to the acquisition of Marathon Technologies in Q313, as well as a significant volume license purchase in EMEA. The constant currency calculation for the quarter resulted in an unfavorable net impact of $3.2 million compared to the prior year.

	39 weeks ended		(Decrease) Increase
	November 24, 2013	November 25, 2012	$	%
	(Dollars in thousands)
Continuum	$758	$1,556	$(798)	(51.3)%
V-Series	12,240	16,908	(4,668)	(27.6)

Total Legacy	12,998	18,464	(5,466)	(29.6)

Windows	17,223	22,183	(4,960)	(22.4)
Linux	6,674	6,474	200	3.1
VMware	9,229	5,862	3,367	57.4

Total ft	33,126	34,519	(1,393)	(4.0)

Software	3,588	2,114	1,474	69.7

Total Product Revenue	$49,712	$55,097	$(5,385)	(9.8)%

Service Revenue. Service revenue for the year-to-date fiscal period ended November 24, 2013 decreased by 2.8% to $96.1 million from $98.9 million in the year-to-date fiscal period ended November 25, 2012. The decrease in service revenue was due to the unfavorable impact of foreign exchange rates and the expected attrition of the legacy installed base which was partially offset by an increase in software service revenue, primarily as a result of the acquisition of Marathon Technologies in Q313. Solution Service revenue was in line with the prior year. The constant currency calculation for the quarter resulted in an unfavorable net impact of $7.3 million compared to the prior year.

Gross Profit

Gross profit for the year-to-date fiscal period ended November 24, 2013 decreased by 6.5% to $84.7 million from $90.6 million in the year-to-date fiscal period ended November 25, 2012. Gross profit margin for those time periods decreased slightly to 58.1% from 58.8%.

Product gross profit for the year-to-date fiscal period ended November 24, 2013 decreased by 17.6% to $27.1 million from $32.9 million in the year-to-date fiscal period ended November 25, 2012. Product profit margin for those time periods decreased from 59.7% to 54.5%. These decreases were primarily a result of lower legacy and ftServer revenue along with increased inventory reserves and software royalty costs. The constant currency calculation for the quarter resulted in an unfavorable net impact of $2.7 million compared to the prior year.

Service gross profit for the year-to-date fiscal period ended November 24, 2013 decreased by 0.1% to $57.6 million from $57.7 million in the year-to-date fiscal period ended November 25, 2012. Service profit margin for those time periods increased from 58.3% to 59.9%. The gross decrease was primarily due to decreased customer service revenue partially offset by decreased payroll related costs as a result of previous restructurings and Q314 and lower freight costs. The constant currency calculation for the quarter resulted in a net unfavorable net impact of $5.1 million compared to the prior year.

Research and Development

Research and development expenses for the year-to-date fiscal period ended November 24, 2013 decreased by 7.6% to $17.5 million from $19.0 million in the year-to-date fiscal period ended November 25, 2012. Research and development expenses as a percentage of total revenue decreased slightly in the year-to-date fiscal period ended November 24, 2013 to 12.0% from 12.3% during the same period in fiscal 2013. The gross decrease was primarily due to the $1.5 million capitalization of software development costs and lower depreciation due to lower capital additions. These were partially offset by increased payroll related costs as a result of the Marathon acquisition and consulting and outsourcing costs.

Sales and Marketing

Sales and marketing expenses for the year-to-date fiscal period ended November 24, 2013 decreased by 5.1% to $23.0 million from $24.2 million in the year-to-date fiscal period ended November 25, 2012. Sales and marketing expenses as a percentage of total revenue increased slightly in the year-to-date fiscal period ended November 24, 2013 to 15.8% from 15.7% during the same period in fiscal 2013. The gross decrease was primarily due to lower payroll related costs as a result of lower headcount, the timing of marketing programs and events and lower outsourcing. These were partially offset by increased commissions. The constant currency calculation for the quarter resulted in a favorable net impact of $0.9 million compared to the prior year.

General and Administrative

General and administrative expenses for the year-to-date fiscal period ended November 24, 2013 decreased by 3.9% to $15.4 million from $16.0 million in the year-to-date fiscal period ended November 25, 2012. General and administrative expenses as a percentage of total revenue increased slightly in the year-to-date fiscal period ended November 24, 2013 to 10.5% from 10.4% in the same time period in fiscal 2013. This gross decrease was primarily due to decreased legal fees, lower depreciation due to lower capital additions and lower facility costs as a result of the cease-use restructuring on the third floor of our headquarters in Maynard, MA. These were partially offset by increased consulting costs. The constant currency calculation for the quarter resulted in a net favorable impact of $0.2 million compared to the prior year.

Restructuring Charges

Restructuring charges for the year-to-date fiscal period ended November 24, 2013 and November 25, 2012 were a result of a restructuring program to rebalance our workforce to further align spending with current business initiatives and as well as an adjustment to prior period estimates. See Note 4 of these unaudited interim consolidated financial statements.

Management Fees

Management fees of $0.9 million for the year-to-date fiscal periods ended November 24, 2013 and November 25, 2012 were included as operating expenses. These are primarily comprised of fees of approximately $0.4 million for our private equity sponsors for the year-to-date fiscal periods ended November 24, 2013 and November 25, 2012, respectively. These fees are accrued and will be paid only after fully satisfying our debt obligations. Additionally, on April 30, 2010 we entered into a four year agreement with an investment bank for advisory services and incurred expenses of approximately $0.2 million for the quarter-to-date fiscal periods ended November 24, 2013 and November 25, 2012, respectively.

Profit from Operations

As a result of the above factors profit from operations for the year-to-date fiscal period ended November 24, 2013 decreased by $4.3 million to $26.0 million from $30.3 million during the same time period in fiscal 2013. Operating margin for those time periods decreased from 19.7% to 17.8%. This was primarily due to lower legacy product revenue, the fiscal year 2014 restructuring programs, administrative consulting services and merit increases. The constant currency calculation for the quarter resulted in a net unfavorable impact of $6.7 million compared to the prior year. These were partially offset by the capitalization of software development costs, lower payroll related costs as a result of restructuring programs, decreased facility costs as a result of the cease-use restructuring on the third floor of our headquarters in Maynard, MA, decreased legal expenses lower material and freight costs and the timing of marketing programs and events.

Interest Expense, Net

Interest expense, net for the year-to-date fiscal period ended November 24, 2013 increased by $1.7 million to $39.1 million from $37.4 million during the same period in fiscal 2013. The increase is due to accretion of interest payable-in-kind under the Second Lien Credit Facility, along with increased amortization of debt discounts and deferred financing fees.

The weighted-average interest rate of the Senior Secured Notes was 13.9% and 14.0% for the thirty-nine week fiscal periods ended November 24, 2013 and November 25, 2012, respectively. The weighted-average interest rate of the Second Lien Credit Facility was 14.6% and 14.7% for the thirty-nine week fiscal periods ended November 24, 2013 and November 25, 2012, respectively. The weighted-average interest rate of the Revolving Credit Facility was 6.3% for the thirty-nine week fiscal period ended November 24, 2013.

Cash interest expense related to semi-annual interest payments on the Senior Secured Notes and payments on the Second Lien Credit Facility for the quarter-to-date fiscal periods ended November 24, 2013 and November 25, 2012 was $22.3 million.

There were borrowings of $8.0 million under the Revolving Credit Facility during the year-to-date fiscal period ended November 24, 2013 and no borrowings during the year-to-date fiscal period ended November 25, 2012.

Loss on Extinguishment of Debt

On May 22, 2013, we made an ECF offer to the Senior Secured Note holders to purchase 5,000 units at a purchase price of 120%. On June 27, 2013, pursuant to the terms of the ECF, we purchased 5,005 units at 120% which resulted in a loss on extinguishment of debt of $0.8 million. The loss on extinguishment of debt consist of a $1.0 million premium, $0.3 million and $0.1 million write off related debt discount and deferred finance fees, respectively, and $0.1 million of related fees offset by a $0.6 million gain on the reduction of the ECF derivative liability.

On May 25, 2012, we made an ECF offer to the Senior Secured Note holders to purchase 5,000 units at a purchase price of 120%. On June 27, 2012, pursuant to the terms of the ECF, we purchased 4,995 units at 120% which resulted in a loss on extinguishment of debt of $0.9 million. The loss on extinguishment of debt consist of a $1.0 million premium, $0.5 million and $0.2 million write off related debt discount and deferred finance fees, respectively, and $0.1 million of related fees offset by a $0.7 million gain on the reduction of the ECF derivative liability.

(Loss) Gain on Change in Fair Value for Embedded Derivatives

Loss on change in fair value for embedded derivatives for the year-to-date fiscal period ended November 24, 2013 was $1.4 million compared to a gain of $4.7 million for the year-to-date fiscal period ended November 25, 2012 as a result of changes in the implied yield and the passage of time. See Note 10 of our fiscal 2013 annual report on Form 20-F, under “Item 5. Operating and Financial Review and Prospects”. This was derived using a valuation model that utilizes the income valuation approach. This valuation model takes into account cash flows expected to be generated over the instrument’s remaining life, the contract terms and other inputs such as management’s estimation of the probability of certain events, as well as other data points.

Other Expense, net

Other expense, net for the year-to-date fiscal period ended November 24, 2013 was $0.8 million compared to $0.5 million in the same period in fiscal 2013. The increase is primarily due to increased net foreign exchange losses.

Income Taxes

Income tax expense for the year-to-date fiscal period ended November 24, 2013 decreased by $0.6 million to $1.6 million compared to $2.2 million for the year-to-date fiscal period ended November 25, 2012 primarily as a result of decreased taxable income. For the year-to-date fiscal periods ended November 24, 2013 and November 25, 2012, despite a pre-tax loss, our income tax liability is a result of the withholding tax incurred primarily by our Irish entity, realizing taxable income in certain foreign jurisdictions and not reflecting significant tax benefits for losses in other jurisdictions.

New Accounting Guidance

In July 2012, a pronouncement was issued that amended the guidance for indefinite lived intangible impairment testing. The pronouncement allows an entity to perform an initial qualitative assessment to determine whether it is “more likely than not” that the fair value of the reporting unit is less than its carrying amount. This assessment is used as a basis for determining whether it is necessary to perform quantitative test under ASC 350-30, “Intangibles – Goodwill and Other – General Intangibles Other than Goodwill.” The authoritative guidance does not amend the requirement to test indefinite-lived intangible assets annually for impairment. In addition, the authoritative guidance does not amend the requirement to test these assets for impairment between annual tests if there is a change in events or circumstances. The methodology for how the value of indefinite lived intangible assets are calculated, assigned to the reporting unit and the application of the two step impairment test have not been revised. The authoritative guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. We adopted this pronouncement as of February 25, 2013 and this new accounting standard did not have a significant impact on our consolidated financial position, results of operations or cash flows.

Capital Expenditures

Total capital expenditures for the quarter-to-date and year-to-date fiscal periods ended November 24, 2013 were $1.3 million and $2.9 million, respectively. Total capital expenditures for the quarter-to-date and year-to-date fiscal periods ended November 25, 2012 were $1.7 million and $4.9 million, respectively. The decrease was primarily related to purchases of spare parts to service our installed base and computer hardware equipment.

Pursuant to the terms of the indenture governing the Notes, capital expenditures are currently limited to $10.0 million per year.

Liquidity and Capital Resources

At November 24, 2013 our cash and cash equivalents were $12.6 million, compared to $22.2 million at February 24, 2013. This decrease was primarily due to the timing of semi-annual interest payments related to our Senior Secured Notes, payments on long-term debt and premium related to our Senior Notes, payment of variable compensation and the acquisition of property and equipment. These were partially offset by revolver borrowings. We hold our cash and cash equivalents predominantly in U.S. dollars, euros, Japanese yen and British pounds sterling.

Net cash used in operating activities in the year-to-date fiscal period ended November 24, 2013 was $7.6 million compared to cash provided by operations of $5.6 million in the year-to-date fiscal period ended November 25, 2012. Net cash used in operating activities increased primarily due to reduced profit from operations and the reduction of deferred revenue due to lower billings and the reduction of accrued expenses as a result of payments on variable compensation, commissions and restructuring.

Net cash used in investing activities in the year-to-date fiscal period ended November 24, 2013 was $4.4 million compared to $11.8 million in the year-to-date fiscal period ended November 25, 2012. This decrease was primarily due to the acquisitions of Marathon Technologies (“Marathon”) and Data Research and Applications, Inc. (“DRA”) in the quarter-to-date period ended November 25, 2012 and lower capital expenditures. These were partially offset by increased capitalized software development costs. During these fiscal periods, capital expenditures were primarily related to testing equipment used in customer service and research and development.

Net cash provided by financing activities increased to $2.9 million in the year-to-date fiscal period ended November 24, 2013 compared to cash used of $5.0 million in the year-to-date fiscal period ended November 25, 2012. This increase was primarily due to revolver borrowings on $8.0 million in the year-to-date fiscal period ended November 24, 2013. This was partially offset by debt payments of $5.0 million in the year-to-date fiscal periods ended November 24, 2013 and November 25, 2012.

At November 24, 2013, we had debt obligations totaling $312.8 million, partially offset by $12.6 million of cash and cash equivalents. At February 24, 2013, we had debt obligations totaling $303.0 million, partially offset by $22.2 million in cash and cash equivalents.

As of November 24, 2013, in addition to the cash on hand of $12.6 million, we had $16.0 million available for borrowing under our Revolving Credit Facility which matures September 29, 2014. There were $8.0 million in cash borrowings outstanding at November 24, 2013 and a $1.0 million stand-by letter of credit applied against the Revolving Credit Facility. Under the Revolving Credit Facility, certain financial tests are required when an ECF offer or asset sale offer is consummated under the Senior Secured Notes which include (i) consolidated liquidity of no less than $15.0 million and (ii) outstanding borrowings and stand-by letter of credit obligations under the Revolving Credit Facility not in excess of $15.0 million. It is also an event of default under the indenture governing the Senior Secured Notes for borrowings and stand-by letter of credit obligations under the Revolving Credit Facility to exceed $15.0 million immediately following the consummation of an ECF offer. Upon consummation of the ECF payment on June 27, 2013, we were in compliance with all covenants.

Included in our managed services contract with our largest customer, is a financial requirement that limits our borrowing under our Revolving Credit Facility to $12.5 million of which $3.5 million is available for borrowing at November 24, 2013. We were in compliance with the financial requirement at November 24, 2013.

The Revolving Credit Facility contains an interest coverage requirement which requires us to maintain a ratio of Consolidated EBITDA (as calculated thereunder, presented as Adjusted EBITDA elsewhere in this report) to cash interest expense of at least 1.20 to 1.00 through the quarter ending November 24, 2013, and at least 1.25 to 1.00 thereafter. Such interest coverage ratio is measured for the preceding twelve months on a quarterly basis, as of the last date of each fiscal quarter. For the purposes of calculating such interest coverage ratio, cash interest expense is calculated net of interest income and is deemed to exclude (i) fees payable on accounts of letters of credit, (ii) net costs associated with certain swap agreements and (iii) interest expense in respect of costs of debt issuance or customer deposits. As a result, the interest coverage ratio as calculated pursuant to the Revolving Credit Facility was 1.60 to 1.00 for the twelve month period ended November 24, 2013.

In addition, our debt agreements contain certain covenants that also restrict our ability to pay dividends, make investments or acquisitions, enter into transactions with affiliates, dispose assets or enter into business combinations, incur or guarantee additional indebtedness, create or permit to exist certain liens, pledge assets or engage in sale-leaseback transactions, and make capital expenditures greater than a certain maximum amount. We were in compliance with those covenants as of November 24, 2013.

Pursuant to the bye-law provisions that govern the preference shares of Bermuda Holdings, each holder of preference shares may require Holdings, upon written request, to redeem all, but not less than all, of its outstanding preference shares. However, no holder of preference shares is permitted to exercise its redemption rights until the later of;

(i) 91 days after the earlier of the stated maturity date or the first date on which no Notes are outstanding and

(ii) 91 days after the earlier of the stated maturity date or the first date on which no indebtedness under the Second Lien Credit Facility is outstanding.

As of November 24, 2013, the redemption value of the Series A and Series B Preference Shares totaled $125.0 million and $83.3 million, respectively. If Bermuda Holdings cannot fulfill the redemption request, the holders of the preference shares have the right to appoint five additional directors to the board of Bermuda Holdings and if the request is not fully redeemed within 90 days, the holders of a majority of the then issued preference shares may require Holdings to use reasonable efforts to sell itself or enter into another transaction necessary to produce sufficient proceeds to permit the payment in full of the redemption price.

If there are changes to our business operations or changes in tax laws, we could be subject to a significant income tax liability as detailed in “Liquidity and Capital Resources” of our fiscal 2013 annual report on Form 20-F.

We believe our cash on hand, expected future operating cash inflows and borrowings available under our Revolving Credit Facility will be sufficient to fund operations, debt payment requirements and capital expenditures and maintain compliance with covenants under our debt agreements over the next twelve months. Funding requirements for our debt requirements, operating leases and purchase obligations may be found on our fiscal 2013 annual report on Form 20-F, under “— Tabular Disclosure of Contractual Obligations.” However, there can be no assurance that our cash flow from operations, combined with additional borrowings under the Revolving Credit Facility, which expires September 2014, will be available in an amount sufficient to enable us to repay our indebtedness or fund our other liquidity needs or planned capital expenditures. We may need to refinance all or a portion of our indebtedness obligations on or before their respective maturities. There can be no assurance that we will be able to refinance any of our term loan indebtedness obligations and our Revolving Credit Facility on commercially reasonable terms or at all.

We currently anticipate that we will not have the funds to repay the debt upon maturity and will most likely seek to refinance or restructure the debt in the future.

Off-Balance Sheet Arrangements

We enter into standard sales contracts and agreements containing intellectual property infringement indemnification provisions. Pursuant to these provisions, we indemnify, hold harmless and agree to reimburse the indemnified party for, among other losses, losses suffered or incurred by the indemnified party (generally business partners or customers) in connection with certain patent, copyright or other intellectual property infringement claims in the countries in which we operate by any third party with respect to our products. The term of these indemnification provisions is generally perpetual and effective from the time of the sale of the product. The maximum potential amount of future payments that we could be required to make under these indemnification agreements is unlimited. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements and management is not aware of any pending, threatened or unasserted claims regarding these agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of November 24, 2013 and February 24, 2013, respectively.

As permitted under Bermuda and Delaware law, we are permitted and have agreed to indemnify our officers and directors for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a Director and Officer insurance policy that limits our exposure and enables us to recover a portion of any future amounts paid. The aggregate limit on this insurance policy is $20.0 million. As a result of this insurance policy coverage, we believe the estimated fair value of these indemnification arrangements is minimal. All of these indemnification arrangements were grandfathered under the provisions of Accounting Standards Codification Topic 460, Guarantees, as they were in effect prior to December 31, 2002. Accordingly, we have no liabilities recorded for these agreements as of November 24, 2013 and February 24, 2013, respectively.

Certain of our subsidiaries entered into an indemnity agreement with Platinum Equity, LLC (“Platinum”) as part of the purchase of Cemprus, LLC. Under the indemnity agreement, such subsidiaries agreed to indemnify Platinum against certain claims arising after the purchase of Cemprus, LLC. The indemnification obligations are limited to claims respecting certain obligations of Platinum under its Cemprus, LLC acquisition agreement with Alcatel-Lucent SA, certain related Platinum guarantees associated with that transaction and a certain letter agreement with Hewlett-Packard for certain product and license agreements between Cemprus, LLC and Hewlett-Packard. We have never incurred costs to defend lawsuits or settle claims related to these agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of November 24, 2013 and February 24, 2013, respectively.

Critical Accounting Policies and Significant Estimates

Our unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP. Preparation of these statements requires management to make significant judgments and estimates. Some accounting policies have a significant impact on amounts reported in these financial statements. A summary of significant accounting policies and a description of accounting policies that are considered critical may be found on our fiscal 2013 annual report on Form 20-F, under “Item 5. Operating and Financial Review and Prospects”. There have been no material changes to the Accounting Policies or our application of the Accounting Policies, as disclosed in our fiscal 2013 annual report on Form 20-F.